Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

MERIT MEDICAL SYSTEMS, INC.

MERIT BIOACQUISITION CO.

and

BIOSPHERE MEDICAL, INC.

Dated as of May 13, 2010

i

(continued)

(continued)

(continued)

TABLE OF DEFINED TERMS

Terms	Reference in Agreement

401(k) Plan	Section 6.11(a)
Acquisition Proposal	Section 6.1(f)
Affiliate	Section 3.2(c)
Aggregate Merger Consideration	Section 2.1(d)
Aggregate Purchase Price	Section 2.1(d)
Aggregate Series A Liquidation Preference	Section 2.1(d)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)
Alternative Financing	Section 5.4(a)
Antitrust Laws	Section 6.6(b)
Antitrust Order	Section 6.6(b)
Arrangers	Section 4.6(b)
Bankruptcy and Equity Exception	Section 3.4(a)
Business Day	Section 1.2
Buyer	Preamble
Buyer Disclosure Schedule	Article IV
Buyer Employee Plan	Section 6.11(b)
Buyer Material Adverse Effect	Section 6.6(d)
Certificate	Section 2.2(b)
Certificate of Merger	Section 1.1
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(f)
Common Merger Consideration	Section 2.1(d)
Company	Preamble
Company Balance Sheet	Section 3.5(b)
Company Board	Section 3.4(a)
Company Capital Stock	Section 2.1(b)
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Article III
Company Employee Plans	Section 3.14(a)
Company ESPP	Section 2.3(e)
Company Jointly-Owned IP	Section 3.10(b)
Company Leases	Section 3.9(b)
Company Material Adverse Effect	Section 3.7(b)
Company Material Contracts	Section 3.11(a)
Company Meeting	Section 3.4(d)
Company Permits	Section 3.16
Company SEC Reports	Section 3.5(a)
Company Series A Preferred Stock	Section 2.1(b)
Company Solely-Owned IP	Section 3.10(b)
Company Stock Options	Section 2.3(b)
Company Stock Plans	Section 2.3(b)

v

Terms	Reference in Agreement

Company Stockholder Approval	Section 3.4(a)
Company Voting Proposal	Section 3.4(a)
Company’s Knowledge	Section 9.13
Confidentiality Agreement	Section 5.2
Continuing Employees	Section 6.11(b)
Copyrights	Section 3.10(a)
Debt Commitment	Section 4.6(b)
Debt Commitment Letter	Section 4.6(b)
Dissenting Shares	Section 2.4(a)
DGCL	Preamble
Effective Time	Section 1.1
Effective Time Common Stock Equivalents	Section 2.1(d)
Effective Time In the Money Company Stock Options	Section 2.1(d)
Employee Benefit Plan	Section 3.14(a)
Employment Laws	Section 3.17(b)
Environmental Law	Section 3.13
ERISA	Section 3.14(a)
ERISA Affiliate	Section 3.14(a)
Exchange Act	Section 3.2(g)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
FDA	Section 3.15(b)
Filed Company SEC Reports	Section 3.6
Financing	Section 4.6(b)
Financing Disruption	Section 8.3(d)
Foreign Employee Plans	Section 3.14(a)
GAAP	Section 3.5(b)
Governmental Entity	Section 3.4(c)
Hazardous Substance	Section 3.13
HSR Act	Section 3.4(c)
Indemnified Parties	Section 6.8(a)
IP	Section 3.10(a)
IRS	Section 3.8(c)
Leased Property	Section 3.9(b)
Licenses	Section 3.10(a)
Liens	Section 3.4(b)
Listed Trademarks	Section 3.10(d)
Listed Patents	Section 3.10(c)
Material Copyrights	Section 3.10(f)
Maximum Acquisition Price	Section 2.1(c)
Maximum Premium	Section 6.8(c)
Merger	Preamble
Merger Consideration	Section 2.1(d)
Money Center Banks	Section 8.3(d)
Option Consideration	Section 2.3(c)

Terms	Reference in Agreement

Ordinary Course of Business	Section 3.5(f)
Outside Date	Section 8.1(b)
Patents	Section 3.10(a)
Permitted Liens	Section 3.6
Pre-Closing Period	Section 5.1
Proxy Statement	Section 3.4(c)
Required Company Stockholder Vote	Section 3.4(d)
Required Consents	Section 3.4(c)
Required Financing Amount	Section 5.4(a)
Representatives	Section 6.1(a)
Restricted Share	Section 2.3(a)
SEC	Section 3.4(c)
Securities Act	Section 3.2(c)
Series A Merger Consideration	Section 2.1(d)
Specified Company SEC Report Disclosure	Section 3.6
Specified Time	Section 6.1(a)
Stockholder and Voting Agreement	Section 3.2(c)
Stock Redemption Loan	Section 6.13
Subsidiary	Section 3.3(a)
Superior Proposal	Section 6.1(f)
Surviving Corporation	Section 1.3
Tax Returns	Section 3.8(a)
Taxes	Section 3.8(a)
Third Party IP	Section 3.10(a)
Trademarks	Section 3.10(a)
Trade Secrets	Section 3.10(a)
Transitory Subsidiary	Preamble
U.S. Employee Plans	Section 3.14(a)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of May 13, 2010 by and among Merit Medical Systems, Inc., a Utah corporation (the “Buyer”), Merit BioAcquisition Co., a Delaware corporation and a wholly owned subsidiary of the Buyer (the “Transitory Subsidiary”), and BioSphere Medical, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Boards of Directors of the Buyer and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that the Buyer acquire the Company in order to advance the long-term business interests of the Buyer and the Company; and

WHEREAS, the acquisition of the Company shall be effected through a merger (the “Merger”) of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement and the Delaware General Corporation Law (the “DGCL”), as a result of which the Company shall become a wholly owned subsidiary of the Buyer;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Transitory Subsidiary and the Company agree as follows:

ARTICLE I.

THE MERGER

1.1.          Effective Time of the Merger.  Subject to the provisions of this Agreement, prior to the Closing, the Buyer and the Company shall jointly prepare, and immediately following the Closing the Surviving Corporation shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed by the Company in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”).

1.2.          Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Buyer and the Company.  For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Boston, Massachusetts are permitted or required by law, executive order or governmental decree to remain closed.

1.3.          Effects of the Merger.  At the Effective Time (a) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (the Company following the Merger is sometimes referred to herein as the “Surviving Corporation”) and (b) the Certificate of Incorporation of the Transitory Subsidiary as in effect immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving Corporation, except that (i) the name of the Company, as the Surviving Corporation, shall be amended to become “BioSphere Medical, Inc.” and Article FIRST of the Certificate of Incorporation shall be amended to read in its entirety as follows:  “The name of the corporation is “BioSphere Medical, Inc.” and (ii) such Certificate of Incorporation shall be amended to the extent necessary to comply with Section 6.8(b).  In addition, subject to Section 6.8(b) hereof, at the Effective Time, the By-laws of the Transitory Subsidiary as in effect immediately prior to the Effective Time shall become the By-laws of the Surviving Corporation, except that all references to the name of the Transitory Subsidiary therein shall be changed to refer to the name of the Company.  The Merger shall have the effects set forth in Section 259 of the DGCL.

1.4.          Directors and Officers of the Surviving Corporation.

(a)           The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

(b)           The officers of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

ARTICLE II.

CONVERSION OF SECURITIES

2.1.          Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

(a)           Capital Stock of the Transitory Subsidiary.  Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b)           Cancellation of Treasury Stock and Buyer-Owned Stock.  All shares of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) or Series A Preferred Stock, par value $0.01 per share, of the Company (“Company Series A Preferred Stock”) that are owned by the Company as treasury stock or by any wholly owned Subsidiary of the Company and any shares of Company Capital Stock (as defined in this Section 2.1(b) below) owned by the Buyer, the Transitory Subsidiary or any other wholly owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor.  “Company Capital Stock” means Company Common Stock and Company Series A Preferred Stock, collectively.

(c)           Merger Consideration for Company Capital Stock.  Subject to Section 2.2, (i) each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares (as defined in Section 2.4(a) below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive the Common Merger Consideration (as defined in Section 2.1(d) below) in cash per share and (ii) each share of Company Series A Preferred Stock (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares (as defined in Section 2.4(a) below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive the Series A Merger Consideration (as defined in Section 2.1(d) below) in cash per share.  As of the Effective Time, all such shares of Company Capital Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration pursuant to this Section 2.1(c) upon the surrender of such certificate in accordance with Section 2.2, without interest.  Notwithstanding any other provision of this Agreement, however, in no event shall the Aggregate Merger Consideration (as defined in Section 2.1(d) below) exceed $96,000,000 (the “Maximum Acquisition Price”).

(d)           Definitions.

(i)            “Aggregate Purchase Price” means $96,000,000 less the aggregate consideration paid by the Company, following the date hereof and prior to the Effective Time, to holders of shares of Company Series A Preferred Stock to redeem shares of Company Series A Preferred Stock.

(ii)           “Aggregate Merger Consideration” means the sum of (A) the aggregate Series A Merger Consideration owed in respect of all shares of Series A Preferred Stock outstanding at the Effective Time, (B) the aggregate Common Merger Consideration owed in respect of all shares of Common Stock outstanding at the Effective Time and (C) the aggregate Option Consideration owed in respect of Company Stock Options pursuant to Section 2.3.

(iii)          “Aggregate Series A Liquidation Preference” means the product obtained by multiplying (x) $1,000 by (y) the number of shares of Company Series A Preferred Stock outstanding at the Effective Time.

(iv)          “Common Merger Consideration” means the quotient obtained by dividing (x) the Aggregate Purchase Price plus the aggregate exercise price for the Effective Time In the Money Company Stock Options, minus the Aggregate Series A Liquidation Preference by (y) the Effective Time Common Stock Equivalents.

(v)           “Effective Time Common Stock Equivalents” means the sum of (x) the shares of Company Common Stock outstanding at the Effective Time plus (y) the number of shares of Company Common Stock issuable upon exercise of the Effective Time In the Money Company Stock Options, plus (z) the product obtained by multiplying (I) the number of shares of Company Series A Preferred Stock outstanding at the Effective Time by (II) 250.

(vi)          “Effective Time In the Money Company Stock Options” means Company Stock Options that are outstanding at the Effective Time and have an exercise price per share less than the Common Merger Consideration.

(vii)         “Merger Consideration” means, as applicable, the Common Merger Consideration and/or the Series A Merger Consideration.

(viii)        “Series A Merger Consideration” as to any share of Company Series A Preferred Stock means the sum of (x) $1,000, plus (y) all declared but unpaid dividends, and all accrued but unpaid dividends, on the Company Series A Preferred Stock as of the Effective Time, plus (z) the product obtained by multiplying (I) the Common Merger Consideration by (II) 250.

(e)           Adjustments to Merger Consideration.  The applicable Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Capital Stock), reorganization, recapitalization or other like change with respect to Company Capital Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

2.2.          Exchange of Certificates.  The procedures for exchanging outstanding shares of Company Capital Stock for the Merger Consideration pursuant to the Merger are as follows:

(a)           Exchange Agent.  At or prior to the Effective Time, the Buyer shall deposit with American Stock Transfer & Trust Company or another bank or trust company mutually acceptable to the Buyer and the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Capital Stock outstanding immediately prior to the Effective Time, for payment through the Exchange Agent in accordance with this Section 2.2, cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1(c) in exchange for all of the outstanding shares of Company Capital Stock (the “Exchange Fund”).  The Exchange Fund will be invested by the Exchange Agent as directed by Buyer, and all earnings from such investments will be the sole and exclusive property of the Buyer and the Surviving Corporation, and no part of such earnings shall be for the benefit of the Company or the Capital Stock

(b)           Exchange Procedures.  Promptly (and in any event within three Business Days) after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (each, a “Certificate”) (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the applicable Merger Consideration payable with respect thereto, provided that the Buyer shall assist the Company in developing arrangements for the delivery of such materials at Closing to significant shareholders of the Company to facilitate the payment of Merger Consideration to such shareholders immediately following the Effective Time.  Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the applicable Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled.  In the event of a transfer of ownership of Company Capital Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Section 2.2.

(c)           No Further Ownership Rights in Company Capital Stock.  All Merger Consideration paid upon the surrender for exchange of Certificates evidencing shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Capital Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d)           Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Company Capital Stock for six months after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Capital Stock who has not previously complied with this Section 2.2 shall be entitled to receive only from the Buyer, and only as a general unsecured creditor thereof, payment of its claim for the applicable Merger Consideration, without any interest thereon (subject to abandoned property, escheat or other similar law).  Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Capital Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable law, become the property of the Buyer free and clear of any claims or interest of any holder or other person previously entitled thereto.

(e)           No Liability.  To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Capital Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)            Withholding Rights.  Each of the Buyer, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax law and to collect any necessary Tax forms, including Forms W-8 or

W-9, as applicable, or any similar information, from any recipients of payments hereunder.  To the extent that amounts are so withheld by the Surviving Corporation, the Buyer or the Exchange Agent, as the case may be, such withheld amounts (i) shall be remitted by the Buyer, the Surviving Corporation or the Exchange Agent, as the case may be, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock in respect of which such deduction and withholding was made by the Buyer, the Surviving Corporation or the Exchange Agent, as the case may be.

(g)           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and posting of a bond in such sum as the Buyer may reasonably direct as indemnity against any claim that may be made with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.3.          Company Stock Plans.

(a)           At the Effective Time, each share of Company Common Stock granted subject to vesting or other lapse restrictions pursuant to any Company Stock Plan (as defined in Section 2.3(b) below) (each, a “Restricted Share”), that is outstanding and subject to such restrictions immediately prior to the Effective Time shall automatically vest, and the Company’s reacquisition right with respect to each Restricted Share shall lapse, and the holder thereof shall, subject to this Article II, be entitled to receive the Common Merger Consideration with respect to each such Restricted Share (net of any applicable withholding taxes resulting from vesting of the Restricted Share).

(b)           The Company shall take such action as shall be required:

(i)            to cause the vesting of any unvested options to purchase Company Common Stock (“Company Stock Options”) granted under any stock option plans or other equity-related plans of the Company (the “Company Stock Plans”), other than the Company ESPP (as defined in Section 2.3(e)), to be accelerated in full effective immediately prior to the Effective Time;

(ii)           to effectuate the cancellation, as of the Effective Time, of all Company Stock Options outstanding immediately prior to the Effective Time (without regard to the exercise price of such Company Stock Options); and

(iii)          to cause, pursuant to the Company Stock Plans, each outstanding Company Stock Option, other than Company Stock Options issued under the ESPP, to represent as of the Effective Time solely the right to receive, in accordance with this Section 2.3, a lump sum cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Company Stock Option and to no longer represent the right to (A) purchase Company Common Stock or any other equity security of the Company, the Buyer, the Surviving Corporation or any other person, or (B) receive any other consideration for such Company Stock Option.

(c)           Each holder of a Company Stock Option, other than Company Stock Options issued under the ESPP, so cancelled shall receive from the Buyer, in respect and in consideration of each such Company Stock Option, as soon as practicable following the Effective Time (but in any event not later than three Business Days), an amount (net of applicable taxes) equal to the product of (i) the excess, if any, of (A) the Merger Consideration per share of Company Common Stock over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option (whether or not then vested or exercisable), without any interest thereon (the “Option Consideration”).  In the event that the exercise price of any Company Stock Option is equal to or greater than the Common Merger Consideration, such Company Stock Option shall be cancelled and have no further force or effect, and the holder of such Company Stock Option shall not be entitled to any payment with respect to the cancelled Company Stock Option.

(d)           As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Stock Options, other than Company Stock Options issued under the ESPP, any notice describing the treatment of and payment for such Company Stock Options pursuant to this Section 2.3 as may be required under the Company Stock Plans and providing instructions for use in obtaining payment for such Company Stock Options.  The Buyer shall at all times from and after the Effective Time maintain sufficient liquid funds to satisfy its obligations to holders of Company Stock Options pursuant to this Section 2.3.

(e)           The Company shall terminate its 2000 Employee Stock Purchase Plan (the “Company ESPP”) in accordance with its terms prior to the Effective Time in such manner as results in no participant in the Company ESPP having any right at or after the Effective Time to (i) purchase Company Common Stock or any other equity security of the Company, the Buyer, the Surviving Corporation or any other person under the Company ESPP; or (ii) receive any cash payment or other consideration for his or her terminated rights under the Company ESPP (other than a refund of his or her unapplied salary reduction deposits under the Company ESPP).

2.4.          Dissenting Shares.

(a)           Notwithstanding anything to the contrary contained in this Agreement, shares of Company Capital Stock held by a holder who has made a demand for appraisal of such shares of Company Capital Stock in accordance with the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall, subject to Section 2.4(b), not be converted into or represent the right to receive the applicable Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b)           If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive the applicable Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificate formerly representing such shares.

(c)           The Company shall give the Buyer: (i) prompt notice of any written demand for appraisal pursuant to the DGCL received by the Company prior to the Effective Time, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company pursuant to the DGCL prior to the Effective Time that relate to such demand; and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demand, notice or instrument.  The Company shall not make any payment or settlement offer prior to the Effective Time or at any other time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such payment or settlement offer.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct except as set forth herein or in the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary and dated as of the date of this Agreement (the “Company Disclosure Schedule”).

3.1.          Organization, Standing and Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities, in any material respect, makes such qualification necessary.

3.2.          Capitalization.

(a)           The authorized capital stock of the Company as of the date of this Agreement consists of 50,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, $0.01 par value per share.  The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Certificate of Incorporation.  As of May 11, 2010, (i) 18,736,345 shares of Company Common Stock were issued and outstanding and (ii) 9,636 shares of Company Series A Preferred Stock were issued and outstanding, and no other shares of Company capital stock were issued or outstanding.  The Company has delivered, or made available, to the Buyer true, correct and complete copies, as amended to date, of the Company’s Certificate of Incorporation, By-laws, committee charters, codes of conduct or other governance documents and copies of all written consents and minutes of meetings of the Company’s board of directors, committees of such board and stockholders executed or held prior to the date hereof.  All of the foregoing documents and instruments are in full force and effect and the Company is not in violation of any provision of any of such documents or instruments.  The Company has the right to redeem all outstanding shares of the Company Series A Preferred Stock, subject to the provisions of the Company’s Certificate of Incorporation (including the right of the holders thereof to convert such shares into shares of Company Common Stock) consistent with the provisions of this Agreement.

(b)           Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of May 11, 2010, of all outstanding Company Stock Options (other than rights to acquire Company Common Stock pursuant to the Company ESPP), indicating with respect to each such Company Stock Option the name of the holder thereof, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price and the date of grant.  The Company has made available to the Buyer complete and accurate copies of all Company Stock Plans and the forms of all stock option agreements evidencing Company Stock Options.

(c)           Except (i) as set forth in this Section 3.2 and (ii) as reserved for future grants under Company Stock Plans, as of the date of this Agreement, (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement.  The Company does not have any other outstanding equity compensation relating to the capital stock of the Company.  Other than the Stockholder and Voting Agreement among the Buyer and Cerberus Partners, L.P. and Cerberus International, Ltd., of even date herewith, (the “Stockholder and Voting Agreement”), neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company.  For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  Except as contemplated by this Agreement and except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

(d)           All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above or pursuant to rights granted pursuant to the Company ESPP, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound.

(e)           There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to the Company or any Subsidiary of the Company for any such purpose other than as provided in award agreements relating to Company Stock Options or Restricted Shares as they relate to using shares of the capital stock of the Company to pay income Taxes.

(f)            All outstanding shares of the Company’s capital stock, all outstanding Company Stock Options, Company Restricted Shares and rights under the Company ESPP, and all outstanding shares or other equity interests of each of the Subsidiaries have been issued and granted in compliance in all material respects with (i) all applicable federal, state and foreign securities laws and other applicable laws, regulations and legal requirements, and (ii) all provisions set forth in agreements or instruments applicable thereto.  Except as set forth on Section 3.2(f) of the Company Disclosure Schedule, there are no declared, accrued or unpaid dividends or other distributions with respect to any shares of the Company’s capital stock or equity securities of any of the Subsidiaries.

(g)           The Company Common Stock constitutes the only class of the Company’s capital stock that is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

3.3.          Subsidiaries.

(a)           Section 3.3 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the name and jurisdiction of organization of each Subsidiary of the Company.  For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other entity or non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.  With respect to each of the Subsidiaries, the Company has delivered, or made available, to the Buyer true, correct and complete copies, as amended to date, of each certificate of incorporation, by-laws, committee charters, codes of conduct, operating agreement or other governance documents, and copies of all written consents and minutes of meetings of the boards of directors, managers or other governing body, committees of any such board or body and of the equity holders executed or held prior to the date hereof.  All of the foregoing documents and instruments are in full force and effect and no Subsidiary is in violation of any provision of any of such documents or instruments.

(b)           Each Subsidiary of the Company is duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its organization, has all requisite company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign company (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities, in any material respect, makes such qualification necessary.  All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances.  There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company.  There is no outstanding equity compensation right or obligation with respect to any Subsidiary of the Company.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c)           The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company.

3.4.          Authority; No Conflict; Required Filings and Consents.

(a)           The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement, approval of the Merger and the other transactions set forth herein (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, the Board of Directors of the Company (the “Company Board”), by resolution at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and declared the advisability of this Agreement in accordance with the provisions of the DGCL, (iii) directed that this Agreement, the Merger and the other transactions contemplated hereby be submitted to the stockholders of the Company, according to the terms of this Agreement, for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of all other such matters, and (iv) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar law, regulation or other legal requirement that might otherwise apply to the Merger and any other transactions contemplated by this Agreement.  None of the foregoing resolutions have been rescinded, modified or withdrawn in any manner except as may be permitted by the terms of this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval.  This Agreement has been duly executed and delivered by the Company and, when executed by the Buyer and the Transitory Subsidiary, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)           The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition, in each of the foregoing instances in any material respect, of any mortgage, security interest, pledge, lien, charge or encumbrance (“Liens”) on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, permit, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate, in any material respect, any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets.

(c)           No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing with the Securities and Exchange Commission (the “SEC”) of the proxy statement to be sent to the stockholders of the Company relating to the adoption of this Agreement by the stockholders of the Company (as amended or supplemented from time to time, the “Proxy Statement”) in accordance with the Exchange Act, (iv) filings required under, and compliance with the requirements of, the Securities Act and the Exchange Act, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings necessary, in all material respects, in connection with the transactions contemplated by this Agreement (each of such items from this clause (vi), together with each of the consents, approvals and other authorizations under any of the Company Material Contracts necessary in connection with the transactions contemplated by this Agreement, and such other consents, approvals and authorizations as are otherwise material to the transactions contemplated by this Agreement, collectively, the “Required Consents”).  Section 3.4 of the Company Disclosure Schedules sets forth each of the Required Consents.

(d)           The affirmative vote for adoption of the Company Voting Proposal by the holders of at least a majority of the outstanding shares of Company Capital Stock voting together as a single class (with holders of shares of Company Series A Preferred Stock voting on an “as converted” basis and not as a separate class) on the record date for the meeting of the Company’s stockholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.5.          SEC Filings; Financial Statements; Information Provided; Books and Records.

(a)           The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2008.  All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.”  The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading.  No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b)           Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) applied on a consistent basis throughout the periods presented (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments, none of which, individually or in the aggregate, shall be material.  The consolidated, audited balance sheet of the Company as of December 31, 2009 is referred to herein as the “Company Balance Sheet.”

(c)           The information to be supplied by or on behalf of the Company for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading.  If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement should be discovered by the Company or should, to the Company’s Knowledge, occur, the Company shall, promptly after becoming aware thereof, inform the Buyer of such fact or event.

(d)           The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.  The Company is in compliance with the applicable listing and other rules and regulations of The Nasdaq Global Market.

(e)           All accounts, books, ledgers and official and other records maintained by the Company or any Subsidiary of the Company have been properly and accurately kept in all material respects, and there are no material inaccuracies or discrepancies contained or reflected therein.  The Company or a Subsidiary of the Company have under their control or possession all material records, systems, data or information used in the Company’s business, and neither the Company nor any Subsidiary of the Company uses any third party provider for records storage in any material respect, except duplicate backup storage tapes which are maintained at a secure location and readily accessible by the Company and the Subsidiaries.

(f)            The accounts receivable of the Company and its Subsidiaries have arisen from bona fide transactions in the ordinary course of business consistent in all material respects with past practice (the “Ordinary Course of Business”) and, net of any applicable reserves with respect thereto set forth in the Company’s books and records and reflected in the Company Balance Sheet, (i) there are no material offsets or credits that may be applied against such accounts receivable and (ii) such accounts receivable are each expected to be paid in accordance with their terms and normal trade practice.  All accepted and unfilled orders for the sale of products and the performance of services entered into by the Company and its Subsidiaries have arisen from bona fide transactions in the Ordinary Course of Business, and, since January 1, 2010, no customer has made any claim to return products by reason of alleged overshipments, overfilling of distribution channels, or defective products or otherwise.  No customer holds any product with an understanding between it and the Company or any of its Subsidiaries that any such products may, or would, be returnable, except in accordance with the standard return policy of the Company and its Subsidiaries set forth in Section 3.5(f) of the Company Disclosure Schedule.

3.6.          No Undisclosed Liabilities; Title to Assets and Properties.  Except as disclosed in any Company SEC Report filed on or after December 31, 2008 and prior to May 1, 2010 (the “Filed Company SEC Reports”), other than (i) forward-looking statements set forth in the sections of the Filed Company SEC Reports entitled “Risk Factors” and “Forward Looking Statements” and (ii) financial statements and notes thereto, supplementary historical financial data and selected historical financial data and other presentations of historical financial information contained therein (the Filed Company SEC Reports, other than disclosure in the Filed Company SEC Reports referred to in the foregoing clauses (i) and (ii), the “Specified Company SEC Report Disclosure”) or in the Company Balance Sheet and except for liabilities incurred in the Ordinary Course of Business after the date of the Company Balance Sheet or contractual liabilities, as of the date of this Agreement, the Company and its Subsidiaries do not have any material liabilities of any nature required by GAAP to be reflected on a consolidated balance sheet of the Company.  The Company or one of its Subsidiaries owns and has good and valid title to, a valid lease for, or a valid license or right to use, each of the tangible assets and tangible properties which it uses or otherwise possesses, and such tangible assets and tangible properties are free of Liens (other than (a) any Lien for Taxes that are not yet due and payable or for Taxes that are being disputed in good faith and by appropriate proceedings, (b) any landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar statutory Lien arising or incurred in the Ordinary Course of Business that does not materially detract from the value or use of the property encumbered thereby, (c) any Lien relating to capitalized lease financings or purchase money financings that have been entered into in the Ordinary Course of Business that does not materially detract from the value or use of the property encumbered thereby, and (d) any minor imperfection of title that does not materially detract from the use of the property encumbered thereby (collectively, “Permitted Liens”)) and are adequate for the uses to which they are being put, and are in good condition and repair (ordinary wear and tear excepted).

3.7.          Absence of Certain Changes or Events.

(a)           Except as disclosed in the Specified Company SEC Report Disclosure, since the date of the Company Balance Sheet:

(i)            the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business; and

(ii)           there has not been (A) a Company Material Adverse Effect or (B) any other action or event that would have required the consent of the Buyer under Section 5.1 of this Agreement (other than paragraphs (b) and (g) of Section 5.1) had such action or event occurred after the date of this Agreement.

(b)           For purposes of this Agreement, the term “Company Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (X) the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (Y) the Company’s ability to consummate the transactions contemplated by this Agreement; provided, however, that none of the following, or any change, event, circumstance or development arising or resulting from, or related to, any of the following, shall constitute, or shall be considered in determining whether there has occurred, or may, would or could occur, a Company Material Adverse Effect:

(i)            general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii)           conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii)          conditions (or changes in conditions) in the industries or markets in which the Company operates;

(iv)          political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(v)           earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi)          changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof) or that result from any action taken for the purpose of complying with any of the foregoing;

(vii)         relating to any matter set forth in Section 3.7(b)(vii) of the Company Disclosure Schedule;

(viii)        the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby;

(ix)           any actions taken or failure to take action, in each case, to which the Buyer has approved, consented to or requested in writing; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement (including Section 6.6); or the failure to take any action prohibited by this Agreement;

(x)            any effect resulting from or relating to the introduction, commercial success, lack of commercial success, side effects or trial results (including adverse events) of any product or product candidate (of a person other than the Company or any of its Subsidiaries) similar to or potentially competitive with any product or product candidate of the Company or any of its Subsidiaries;

(xi)           any fees or expenses incurred in connection with the transactions contemplated by this Agreement and identified on the Company Disclosure Schedule;

(xii)          (A) changes in the Company’s stock price or the trading volume of the Company’s stock by themselves, or (B) any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or (C) any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations except for failures otherwise described by this clause (C) occurring prior to the date hereof to the extent not disclosed to the Buyer prior to the date hereof (but in each case described in any of the foregoing clauses (A), (B) or (C), the underlying cause of such changes or failures may be considered, unless such changes or failures would otherwise be excepted from this definition); and

(xiii)         any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company arising out of or in connection with the transactions contemplated by this Agreement or any action taken by the Company or the Company Board in connection with this Agreement provided, further, however, that any change, event, circumstance, development or effect referred to in clauses (i) through (vi) of this Section 3.7(b) may be taken into account for purposes of each such respective clause if, and only to the extent that, it adversely affects the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to (1) other participants operating in industries in which the Company and its Subsidiaries operate in the case of clause (iii) of this Section 3.7(b), or (2) other participants operating in industries and the affected geography or regulatory jurisdiction in which the Company and its Subsidiaries operate in the case of clauses (i), (ii), (iv), (v) and (vi) of this Section 3.7(b).

3.8.          Taxes.

(a)           For purposes of this Agreement, (i) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax imposed by any of the foregoing, resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof; and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

(b)           Except as set forth in Section 3.8(c) of the Company Disclosure Schedule: (i) each of the Company and its Subsidiaries has filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects; (ii) all Taxes owed by the Company and its Subsidiaries (whether or not shown on any Tax Returns) for all taxable periods ending on or before the date of the Company Balance Sheet have been paid or are accrued for and reflected on the Company Balance Sheet; (iii) the Company and its Subsidiaries have withheld and remitted all withholding Taxes they were required to withhold on amounts paid to third parties; (iv) no claim has been made in the preceding six years by any

Governmental Authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction; (v) there are no Liens on any of the assets of the Company or any Subsidiary of the Company that arose in connection with any failure (or alleged failure) to pay any Tax; (vi) the unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the date of the Company Balance Sheet exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such Company Balance Sheet (rather than in any notes thereto); and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns; and (vii) since the date of the most recent consolidated balance sheet filed by the Company with the SEC prior to the date hereof, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business.

(c)           The Company has made available to the Buyer correct and complete copies of all income and other material Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since January 1, 2004.  The income Tax Returns and other material Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service (the “IRS”) or other applicable Governmental Entity or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.8(c) of the Company Disclosure Schedule.  No (i) examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity or (ii) other Tax-related administrative or judicial proceeding with respect to the Company or any of its Subsidiaries is currently in progress or, to the Company’s Knowledge, threatened or contemplated.

(d)           Neither the Company nor any of its Subsidiaries: (i) has been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii); (ii)  has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be non-deductible or subject to a material amount of excise or penalty Taxes under Sections 280G, 409A or 4999 of the Code; (iii) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise; or (iv) has participated in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4.

(e)           Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than the group of which the Company is the common parent or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

(f)            Neither the Company nor any of its Subsidiaries shall be required (i) as a result of any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax Law), to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, (ii) as a result of any sale reported on the installment method where such sale occurred on or prior to the Closing Date, to include any material item of income in taxable income for any taxable period (or portion thereof) ending after the Closing Date, (iii) as a result of any prepaid amount received on or prior to the Closing Date (other than amounts prepaid in the ordinary course of business consistent with past custom and practice), to include any material item of income in taxable income for any taxable period (or portion thereof) ending after the Closing Date, or (iv) to include any material item of income in taxable income as a result of (A) any intercompany transactions occurring at or prior to the Closing or (B) any excess loss account in existence at Closing described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of any state, local or foreign income Tax law).

(g)           Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361 within the 4 year period ending on the Closing Date.

3.9.          Owned and Leased Real Properties.

(a)           Neither the Company nor any of its Subsidiaries owns any real property or has any option or similar interest to acquire any real property.

(b)           Section 3.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all material agreements pursuant to which real property is leased, subleased, or licensed to, or used by, the Company or any of its Subsidiaries (collectively “Company Leases”) and the location of the premises leased, subleased, or licensed to the Company or its Subsidiaries (collectively, the “Leased Property”).

(c)           The Company or its Subsidiaries, as the case may be, are current with respect to payment of rent and other monetary sums due pursuant to the Company Leases, and neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any other party to any Company Lease, is in default, in any material respect, under any of the Company Leases.

(d)           Neither the Company nor any of its Subsidiaries leases, subleases, or licenses any real property to any person (or lets any person use any real property owned, leased to, or used by the Company and its Subsidiaries) other than the Company and its Subsidiaries.

(e)           The Company has made available to the Buyer complete and accurate copies of all Company Leases, none of which has been modified, altered or amended in any material respect except in writing and disclosed to Purchaser.

(f)            To the Company’s Knowledge, there are no laws, ordinances, regulations, covenants, conditions or restrictions pertaining to or encumbering the Leased Property which would, in any material way, impair, interfere with or prevent the use of the Leased Property as it is presently being used by the Company or any of its Subsidiaries and  neither the Company nor any of its Subsidiaries has received any written notice of any change contemplated in any applicable laws, ordinances or restrictions, or any judicial or administrative action, or any action by adjacent landowners, which would, in any material respect, prevent, limit or in any manner interfere with the continuing use of the Leased Property as it is presently being used by the Company or any of its Subsidiaries.

(g)           There are not any pending or, to the Company’s Knowledge, threatened condemnation proceeding against all or any portion of the Leased Property and neither the Company nor its Subsidiaries has received  written notice of any pending or threatened litigation initiated against all or any portion of the Leased Property.

3.10.        Intellectual Property.

(a)           Definitions.  The term “IP” means the following: all U.S. and foreign design, utility, invention, utility model, and industrial design patents and reissues and reexaminations thereof, U.S. and foreign applications for design, utility, invention and utility model patents  and divisionals, continuations, and continuations in part of such applications, extensions thereof and patents issuing therefrom (hereinafter collectively referred to as “Patents”), all registered trademarks, service marks, certification marks and applications therefor, business names, trade names, domain names, brand names, brand marks, trade names, trade dress, logos, slogans and other indicia of source (hereinafter collectively referred to as “Trademarks”); all published and unpublished works (hereinafter collectively referred to as “Copyrights”); and all trade secrets, know-how, confidential information, customer lists, recipes, formulae, methods, schematics, technology, computer software programs and applications, and other proprietary or confidential information and materials (hereinafter collectively referred to as “Trade Secrets”). IP owned by third parties shall be referred to herein as “Third Party IP.”  The term “Licenses” means all licenses or sublicenses of IP rights, in whatever form, granting rights to or from the Company or its Subsidiaries.

(b)           General Representations and Warranties as to IP.  The Company makes the following representations and warranties:

(i)            The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (A) any license, sublicense or other agreement relating to any IP that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, or (B) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any Third Party IP that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

(ii)           To the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate or constitute a misappropriation of any Third Party IP.  Within the 24 months preceding the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written claim or written notice alleging any such infringement, violation or misappropriation.

(iii)          Section 3.10(b)(iii) of the Company Disclosure Schedule attached hereto sets forth a complete and accurate list of all registered Patents, registered Trademarks, and registered Copyrights and applications for the foregoing that are solely owned by the Company and/or its Subsidiaries (collectively, the “Company Solely-Owned IP”).  The Company has the complete and unrestricted power and the unqualified right to transfer, sell, assign and deliver exclusive title to Company Solely-Owned IP to Buyer without the consent of any third party.

(iv)          Section 3.10(b)(iv) of the Company Disclosure Schedule sets forth a complete and accurate list of all registered Patents, registered Trademarks, and registered Copyrights and applications for the foregoing that are jointly owned by the Company and/or its Subsidiaries, on the one hand, and one or more third parties, on the other hand (collectively, the “Company Jointly-Owned IP”).  The Company has the complete and unrestricted power and the unqualified right to transfer, sell, assign and deliver its joint interest in Company Jointly-Owned IP to Buyer.  To the extent consent of any third party is necessary to transfer Company Jointly-Owned IP hereunder, the Company has obtained that consent.

(v)           The Company and/or its Subsidiaries own all right, title and interest in Company Solely-Owned IP.  The Company has no Knowledge of any actual challenge to such ownership rights.

(vi)          The Company and/or its Subsidiaries, on the one hand, and, to the Company’s Knowledge, the third parties identified in Section 3.10(b)(iv) of the Company Disclosure Schedule, on the other, together own all right, title and interest in Company Jointly-Owned IP.  The Company has no Knowledge of any actual challenge to such ownership rights.

(vii)         None of the IP transferred by the Company to Buyer herein is subject to any Lien except as identified in Section 3.10(b)(vii) of the Company Disclosure Schedule.

(c)           Patents.  With respect to the Patents and patent applications listed on Sections 3.10(b)(iii) and 3.10(b)(iv) of the Company Disclosure Schedule (the “Listed Patents”), the Company represents and warrants as follows:

(i)            To the Company’s Knowledge, the inventors named on each of the Listed Patents are the sole and exclusive inventors of such Listed Patents.  The Company has no Knowledge of any actual challenge to the inventorship of such Listed Patents.

(ii)           For each Listed Patent identified on Section 3.10(b)(iii) of the Company Disclosure Schedule, each of the inventors named on such Listed Patent has assigned all of his or her respective right, title and interest to the Company and/or one of its Subsidiaries (or to the Company’s or its Subsidiaries’ predecessors-in-interest).  Such assignments have been duly recorded in the U.S. Patent and Trademark Office or the corresponding office of the foreign country or countries in which such Patents have been filed or granted

(iii)          For each Listed Patent identified on Section 3.10(b)(iv) of the Company Disclosure Schedule, each of the inventors named on such Listed Patent has assigned all of his or her respective right, title and interest to the Company and/or one of its Subsidiaries (or to the Company’s or its Subsidiaries’ predecessors-in-interest) or to the third party or parties identified on Section 3.10(b)(iv) of the Company Disclosure Schedule (or to such third parties’ predecessors-in-interest).  Such assignments have been duly recorded in the U.S. Patent and

Trademark Office or the corresponding office of the foreign country or countries in which such Patents have been filed or granted.

(iv)          For each Listed Patent identified on Section 3.10(b)(iv) of the Company Disclosure Schedule, the Company has secured a written agreement in which any joint owner of such Listed Patent has secured a written agreement in which such joint owner has abandoned the right granted under 35 U.S.C. § 262 allowing that party to refuse to be joined as a plaintiff in litigation related to such Listed Patent.

(v)           All maintenance, annuity and other fees due for each Listed Patent appearing on Sections 3.10(b)(iii) and (iv) of the Company Disclosure Schedule have been or will be properly and timely paid.

(vi)          None of the Listed Patents is currently involved in any litigation or other adversarial proceedings in which the infringement, validity or enforceability of any claim of the Patents is at issue, except for the Opposition Proceedings pending with respect to EP Patents 1128816 and 1267839 and except in connection with patent prosecution before the US Patent and Trademark Office and foreign patent offices.

(vii)         Within the 24 months preceding the date of this Agreement, the Company has not received a written notice alleging that any claim of any Listed Patent is or may be invalid or unenforceable under the laws of the country in which such patent was filed or granted, except for the Opposition Proceedings pending with respect to EP Patents 1128816 and 1267839 and except in connection with patent prosecution before the US Patent and Trademark Office and foreign patent offices.

(viii)        To the Company’s Knowledge, none of the issued claims of any of the Listed Patents is invalid under the laws of the country in which such Listed Patent was granted. Excepted from this representation are the allegations and findings made with respect to EP Patents 1128816 and 1267839 in the Opposition Proceedings referenced in the preceding subparagraph.

(ix)           To the Company’s Knowledge, none of the issued U.S. Listed Patents is unenforceable under applicable U.S. law.

(d)           Trademarks.  With respect to the Trademarks listed on Sections 3.10(b)(iii) and 3.10(b)(iv) of the Company Disclosure Schedule (the “Listed Trademarks”), the Company warrants and represents as follows:

(i)            The Company or one its Subsidiaries is the sole and exclusive owner of all such Listed Trademarks.

(ii)           Each Listed Trademark is and has been continuously used on the goods and services described in the applications for such Listed Trademark, and there are no goods or services described in the applications for such Listed Trademark on which the Listed Trademark is not used.

(iii)          All post-grant filings and payments required to maintain the Listed Trademarks have been or will be timely made and/or filed.

(iv)          Within the 24 months preceding the date of this Agreement, the Company has not received a written notice from any third party alleging that any Listed Trademark is invalid or unenforceable.

(v)           To the Company’s Knowledge, there is no reason that any Listed Trademark is invalid or unenforceable under the laws of the country in which such trademark was filed or granted.

(vi)          None of the Listed Trademarks is currently involved in any litigation or adversarial proceedings in which the infringement, validity or enforceability of any of the Listed Trademarks is at issue.

(vii)         The Company has no Knowledge of any allegation by any third party that the use of the trademarks infringes upon any Third Party IP.

(e)           Trade Secrets.

(i)            The Company and its Subsidiaries have undertaken reasonable steps in accordance with normal industry practice to maintain the confidentiality of their Trade Secrets.

(ii)           The Company and its Subsidiaries have agreements with each of their employees and consultants requiring such employees and consultants to assign Trade Secrets and inventions to the Company and to maintain all confidential information of the Company in confidence.

(iii)          None of the Company’s Trade Secrets is currently involved in any litigation or adversarial proceeding in which the validity, infringement or enforceability of any of the Trade Secrets is at issue.

(f)            Copyrights.  With respect to all copyrightable or copyrighted works that are material to the business of the Company or its Subsidiaries, taken as a whole, as currently conducted (the “Material Copyrights”), the Company represents and warrants as follows:

(i)            The Company or its Subsidiaries are the sole and exclusive (or joint) owner of the Material Copyrights for such works or have a valid and subsisting license that grants the Company or its Subsidiaries all rights necessary to utilize such works in the conduct of their business as currently conducted.

(ii)           The Company has written work-for-hire agreements or agreements to assign in place with all of its employees and contractors that transfer ownership of all copyrightable works made for the Company to the Company.

(g)           Licenses.

(i)            Section 3.10(g)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all Licenses to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any Third Party IP that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, excluding generally commercially available, off-the-shelf software programs.

(ii)           Section 3.10(g)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all Licenses to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries has licensed any Company Solely-Owned IP to any third party.

(iii)          With respect to all Licenses listed in Section 3.10(g)(i) or 3.10(g)(ii) of the Company Disclosure Schedule, the Company represents and warrants as follows:

(A)                            To the Company’s Knowledge, each such License is in full force and effect against the third party or parties to such License in all material respects, except to the extent it has previously expired in accordance with its terms.

(B)                              The Company or a Subsidiary of the Company (as applicable) has performed all of its material obligations (except those that have not yet become due) under, and none of the Company nor any of its Subsidiaries is in material violation of or in material default under, any such License.

(C)                              Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other parties to any such Licenses have transferred their rights under said Licenses.

(D)                             There are no disputes as to the enforceability of any such Licenses or the Company’s compliance with the terms of such Licenses.

3.11.        Contracts.

(a)           Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all contracts, agreements, instruments and any other arrangements (written or oral) to which the Company or any of its Subsidiaries is a party (or which is otherwise binding on the Company or any of its Subsidiaries) as of the date of this Agreement with respect to any of the following  (each such contract, agreement, instrument and other arrangement, collectively, the “Company Material Contracts”): (i) in which the Company and/or its Subsidiaries will spend or receive (or are expected to spend or receive) more than $150,000 during the current fiscal year or during any future fiscal year, (ii) where any non-competition or other provision prohibits or otherwise restricts, in any material way, the Company or any of its Subsidiaries or any of their respective businesses from freely engaging in any business activity anywhere in the world, (iii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries, (iv) any employment or consulting agreement with any executive officer or other employee of the Company or any of its Subsidiaries or member of the Company Board earning an annual salary from the Company and its Subsidiaries in excess of $150,000, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days’ notice without material liability or financial obligation to the Company or any of its Subsidiaries, (v) any indebtedness owed by the Company or any of its Subsidiaries (other than such indebtedness owed to the Company or any of its Subsidiaries), any loan made to the Company or any of its Subsidiaries (other any such loan made by the Company or any of its Subsidiaries), (vi) any guarantee by the Company or any of its Subsidiaries of any obligation owed by another person or entity (other than the Company or any of its Subsidiaries), (vii) any indemnification obligation of the Company or any of its Subsidiaries of any obligation owed by another person or entity (other than the Company or any of its Subsidiaries), (viii) the establishment or operation of a partnership, joint venture, alliance or other formalized participation arrangement, (ix) any power of attorney or similar instrument granted by the Company or any of its Subsidiaries (other than any customs power of attorney granted in the Ordinary Course of Business), (x) any grant by the Company or any of its Subsidiaries of “most favored nation” pricing provisions with respect to the purchase of any products, (xi) any hedging agreement or other financial agreement or arrangement designed to protect against fluctuations in commodities prices or exchange rates or (xii) any arrangement with respect to the return or warranty of products of the Company outside of generally applicable policies.  The Company has made available to the Buyer a complete and accurate copy of each of the Company Material Contracts.

(b)           Each Company Material Contract is in full force and effect against the Company and any of its Subsidiaries party thereto and, to the Company’s Knowledge, each other party thereto, in all material respects, except to the extent it has previously expired in accordance with its terms.  The Company or a Subsidiary of the Company (as applicable) has performed all of its material obligations (except those that have not yet become due) under, and none of the Company nor any of its Subsidiaries is in material violation of or in material default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a material violation of or material default under) any Company Material Contract.  To the Company’s Knowledge, each other party to any Company Material Contract has performed all of its material obligations (except those that have not yet become due) under, and none of such other parties is in material violation of or in material default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a material violation of or material default under) any Company Material Contract.

(c)           Except as disclosed in the Specified Company SEC Report Disclosure, neither the Company nor any of its Subsidiaries has entered into any transaction with any Affiliate of the Company or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

3.12.        Litigation; Investigations.  Except as disclosed in the Specified Company SEC Report Disclosure, there is no litigation, action, suit, proceeding, claim, arbitration, mediation,

investigation, subpoena or inquiry pending or, to the Company’s Knowledge, threatened, by any Governmental Entity or any other third party, nor to the Company’s Knowledge has there occurred any event or does there exist any condition on the basis of which any material litigation, action, suit, proceeding, claim, arbitration, mediation, investigation, subpoena or inquiry is reasonably likely to be instituted by any such person or entity, (i) against the Company or any of its Subsidiaries or any of their respective assets, (ii) with respect to any of the products or product candidates of the Company or any of its Subsidiaries, relating to any product liability, injury or harm, product misuse or off-label selling or distribution, or otherwise, or (iii) with respect to this Agreement or any of the transactions contemplated hereby.  There are no judgments, writs, orders, rulings, injunctions, decisions or decrees of any Governmental Entity, or other entity or person, outstanding against the Company or any of its Subsidiaries, any of their respective businesses or operations, or any of their respective assets or with respect to any of the products or product candidates of the Company or any Subsidiary of the Company.  There has not been since January 1, 2005, nor are there currently, any internal investigations or inquiries being conducted by the Company, any Subsidiary of the Company, any of their respective Boards of Directors or other equivalent management bodies, or, to the Company’s Knowledge, any third party or Governmental Entity, concerning any financial, accounting, tax, reporting, conflict of interest, self dealing, illegality, fraudulent or deceptive conduct or other misfeasance or malfeasance matters by the Company, any of its Subsidiaries, or any of their respective employees or individual independent contractors.

3.13.        Environmental Matters.  Except as disclosed in the Specified Company SEC Report Disclosure, the Company and each of its Subsidiaries is in compliance, in all material respects, with all applicable Environment Laws and neither the Company nor any of its Subsidiaries has received any written notice alleging any of them is not in compliance with applicable Environmental Laws.  For purposes of this Agreement, the term “Environmental Law” means any law, regulation, order, decree or permit requirement of any governmental jurisdiction relating to:  (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.  For purposes of this Agreement, the term “Hazardous Substance” means:  (i) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.  The parties agree that the only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.13.  Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the representations and warranties contained in Sections 3.15 and 3.16 do not relate to environmental matters.

3.14.        Employee Benefit Plans.

(a)           Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates with respect to operations in the United States (together, the “U.S. Employee Plans”)

and operations outside the United States (the “Foreign Employee Plans,” and together with the U.S. Employee Plans, the “Company Employee Plans”).  For purposes of this Agreement, the following terms shall have the following meanings:  (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation of more than one person, including pensions, retirement benefits, insurance coverage, severance benefits, health, life or disability benefits, deferred compensation, bonuses, stock options, stock purchase, restricted stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company.

(b)           With respect to each Company Employee Plan, the Company has made available to the Buyer a complete and accurate copy of (i) the plan documents currently in effect; (ii) the most recent annual report (Form 5500) filed with the IRS, if any; and (iii) each trust agreement, group annuity contract, funding agreement and summary plan description, if any, relating to such Company Employee Plan.

(c)           Each U.S. Employee Plan has been and is being administered in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms in all material respects.  Each Foreign Employee Plan has been and is being administered in accordance with all applicable laws and the regulations and in accordance with its terms in all material respects.

(d)           All U.S. Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination or opinion letters from the IRS to the effect that such U.S. Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened.

(e)           Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained a Company Employee Plan that was subject to Section 412 of the Code or Title IV of ERISA, or otherwise incurred any current or potential liability under Title IV of ERISA; or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(f)            Except as disclosed in the Specified Company SEC Report Disclosure, neither the Company nor any of its Subsidiaries is a party to any: (i) agreement, practice or policy with or applicable to any stockholder, director, officer or employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its

Subsidiaries of the nature of any of the transactions contemplated by this Agreement; (B) providing any term of employment or compensation guarantee; or (C) providing severance benefits or other benefits after the termination of employment of such director, officer or employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(g)           None of the Company Employee Plans promises or provides retiree or other post-employment medical, insurance or other welfare benefits to any person, except as required by (i) Sections 601 through 607 of ERISA and Section 4975 of the Code with respect to the U.S. Employee Plans; and (ii) applicable statutes with respect to the Foreign Employee Plans.

(h)           With respect to each Company Employee Plan, all required premium payments, contributions, distributions, reimbursements and accruals for all periods (or partial periods) ending prior to or as of the Closing Date have been made or properly accrued through the date hereof.  None of the Company Employee Plans has any material unfunded liabilities.

(i)            No action, suit, proceeding, hearing, audit or investigation with respect to any Company Employee Plan (other than routine claims for benefits) is pending or, to the Company’s Knowledge, threatened.

3.15.        Compliance With Laws.  Except as disclosed in the Specified Company SEC Report Disclosure:

(a)           the Company and each of its Subsidiaries (i) is in compliance in all material respects with, is not in material violation of, and, since January 1, 2007, has not received any written notice alleging any material violation (or inquiry regarding any possible material violation) with respect to, any applicable statute, law, regulation or other legal requirement with respect to the conduct of its business, or the ownership or operation of its properties or assets and (ii) manufactures, labels, ships, sells, markets and distributes each of its respective products in compliance in all material respects with all applicable approvals, procedures, requirements, restrictions and limitations, including with respect to production, use, care, storage, packaging, labeling, sale and distribution;

(b)           each of the products that is currently being commercially distributed by the Company or any of its Subsidiaries is being, and at all times has been, developed, tested, manufactured, labeled, stored, sold, distributed or otherwise introduced into commerce, as applicable, in compliance, in all material respects, with the Federal Food, Drug and Cosmetic Act and applicable regulations and other requirements issued by the United States Food and Drug Administration (the “FDA”) and all other applicable laws or legal requirements;

(c)           neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any of their respective directors, officers, employees agents or distributors has, at any time since January 1, 2007, violated any provision of the U.S. Foreign Corrupt Practices Act of 1977;

(d)           to the Company’s Knowledge, the clinical trials conducted by the Company or its Subsidiaries were, and if still pending, are, being conducted in all material respects in compliance with all clinical protocols and applicable requirements of the FDA and equivalent regulatory authorities in the European Union;

(e)           as of the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any investigation that is pending and of which the Company has been notified or, to the Company’s Knowledge, which has been threatened, in each case by (i) the FDA, (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b) or the Federal False Claims Act (31 U.S.C. Section 3729), or (iii) any equivalent statute of the European Union;

(f)            between January 1, 2007 and the date of this Agreement, neither the Company nor any of its Subsidiaries has initiated, conducted, or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, “dear doctor” letter, investigator notice or other notice or action relating to an alleged lack of safety or efficacy of any product or product candidate; and

(g)           each of the Company and its Subsidiaries has complied, in all material respects, with all applicable export control laws, including those administered by the U.S. Department of Commerce and the U.S. Department of State, and applicable asset control laws, including those administered by the U.S. Department of the Treasury.

3.16.        Permits.  The Company and each of its Subsidiaries have all material permits, licenses, variances, exemptions, orders, franchises or other approvals from Governmental Entities required to conduct their businesses as now being conducted (the “Company Permits”).  The Company and each of its Subsidiaries are in compliance, in all material respects, with the terms of the Company Permits.

3.17.        Labor Matters.

(a)           Section 3.17 of the Company Disclosure Schedule contains a list as of the date of this Agreement of all employees of the Company and each of its Subsidiaries, along with the position and the current annual rate of base compensation and prior year’s annual bonus of each such person.

(b)           With respect to any employees or individual independent contractors of the Company or any of its Subsidiaries: (i) neither the Company nor any of its Subsidiaries is subject to any collective bargaining agreements with respect to its employees, and there are no employment contracts or severance agreements, policies or practices between the Company or any of its Subsidiaries and their employees (other than oral employment agreements that are terminable at will by the Company or its Subsidiaries without continuing liability to the Company or its Subsidiaries); (ii)  there are no material written personnel policies, rules or procedures applicable to employees of the Company or any of its Subsidiaries; (iii) the Company

and its Subsidiaries are, and have at all times been, in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, vacation and leave, employment termination and occupational safety and health (“Employment Laws”), and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation; (iv) no charges with respect to or relating to the Company or any of its Subsidiaries are pending before any Governmental Entity responsible for the prevention of unlawful employment practices; (v) to the Company’s Knowledge, no federal, state, local or foreign agency responsible for the enforcement of labor or employment laws intends to conduct an investigation with respect to or relating to the Company and the Subsidiaries and, to the Company’s Knowledge, no such investigation is in progress; and (vi) to the Company’s Knowledge, there are no complaints, controversies, lawsuits or other proceedings pending or threatened that allege breach of any express or implied contract of employment, violation of any law or regulation governing employment, discriminatory hiring or termination of employees or tortious conduct in connection with the employment relationship.

(c)           Neither the Company nor any of its Subsidiaries is the subject of any proceeding seeking to compel it to bargain with any labor union or labor organization.  There are no pending or, to the Company’s Knowledge, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries.

3.18.        Insurance.  Each  of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses.  Section 3.18 of the Company Disclosure Schedule sets forth a list of all policies of insurance maintained by the Company or any of its Subsidiaries, the type of the coverage provided, the amount of such coverage and deductibles for each policy.

3.19.        Product Warranty, Liability and Supply.  (a) The products and product candidates developed, manufactured, sold, licensed, distributed or delivered by the Company or any of its Subsidiaries have each been developed, manufactured, sold, licensed, distributed and delivered in conformity in all material respects with all contractual commitments and all warranties to which such products are subject, and such warranties have not deviated in any material respects from the standard warranty which has been delivered to the Buyer, (b) none of the Company or any of its Subsidiaries has any material liability (or reasonable likelihood of material liability), and to the Company’s Knowledge, there is no basis for any reasonable likelihood of material liability against the Company or any of its Subsidiaries (or any other person or entity in the distribution channel) arising out of any injury or harm to individuals as a result of the use of any of such products, and (c) during the twelve-month period ending on the date hereof, there has not been any material interruption in the provision of any of such products to any distribution channels or customers.

3.20.        Opinion of Financial Advisor.  The financial advisor of the Company, J.P. Morgan Securities Inc., has delivered to the Company an opinion dated the date of this Agreement to the effect that, as of such date, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

3.21.        Section 203 of the DGCL.  The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) shall not apply to the execution, delivery or performance of this Agreement, the Stockholder and Voting Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or the Stockholder and Voting Agreement.  No other state or foreign anti-takeover statute applies to the Company as a result of the transactions contemplated hereby, including the Merger.

3.22.        Brokers.  No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except J.P. Morgan Securities Inc., whose fees and expenses shall be paid by the Company.  The Company has made available to the Buyer a complete and accurate copy of all agreements pursuant to which J.P. Morgan Securities Inc. is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

3.23.        No Other Information.  The Company acknowledges and agrees that the Buyer and the Transitory Subsidiary make no representations or warranties as to any matter whatsoever except as expressly set forth in Article IV of this Agreement. The representations and warranties set forth in Article IV of this Agreement are made solely by the Buyer and the Transitory Subsidiary, and no Representative of either of such entities shall have any responsibility or liability related or with respect thereto, except in the case of fraud or intentional misrepresentation.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE
TRANSITORY SUBSIDIARY

The Buyer and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the date hereof except as set forth herein or in the disclosure schedule delivered by the Buyer and the Transitory Subsidiary to the Company and dated as of the date of this Agreement (the “Buyer Disclosure Schedule”).

4.1.          Organization, Standing and Power.  Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities, in any material respect, makes such qualification necessary.

4.2.          Authority; No Conflict; Required Filings and Consents.

(a)           Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary.  This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and, when executed by the Company, constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)           The execution and delivery of this Agreement by each of the Buyer and the Transitory Subsidiary do not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Transitory Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate, in any material respect, any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their respective properties or assets.

(c)           No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Buyer Common Stock are listed for trading is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act, and (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business.

(d)           No vote of the holders of any class or series of the Buyer’s capital stock or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.

4.3.          Information in the Proxy Statement.  The information to be supplied by the Buyer for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make information supplied by the Buyer for inclusion in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier information supplied by the Buyer for use by the Company with respect to the solicitation of proxies for the Company Meeting which has become false or misleading.  If at any time prior to the Company Meeting any fact or event relating to the Buyer or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement is discovered by the Buyer or occurs, the Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event.

4.4.          Operations of the Transitory Subsidiary.  The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.5.          Ownership of Company Capital Stock.  None of the Parent or any of the Parent’s “Affiliates” or “Associates” directly or indirectly “owns,” and at all times during the three-year period prior to the date of this Agreement, none of the Parent or any of the Parent’s “Affiliates” or “Associates” directly or indirectly has “owned,” beneficially or otherwise, any of the outstanding Company Common Stock, as those terms are defined in Section 203 of the DGCL.

4.6.          Financing.

(a)           No later than the second (2nd) Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), and at all times thereafter until the earlier of the Closing or the termination of this Agreement pursuant to Article VIII, the Buyer and the Transitory Subsidiary will have sufficient funds to perform all of their respective obligations under this Agreement and to consummate the Merger.

(b)           The Buyer has delivered to the Company a true and complete copy of a fully executed commitment letter (the “Debt Commitment Letter”), dated as of the date hereof, from Wells Fargo Bank, National Association and Wells Fargo Securities, LLC (such institutions, the “Arrangers”).  Pursuant to the Debt Commitment Letter and subject to the terms and conditions contained therein (including the exhibits thereto), the Arrangers have committed to provide $125,000,000 in aggregate principal amount of debt financing for the purposes set forth therein (the “Financing”) to the Buyer at the Effective Time (the “Debt Commitment”).  The obligations to fund the full amount of the Financing under the Debt Commitment Letter are not subject to any condition precedents other than those expressly set forth in the Debt Commitment Letter.  As of the date hereof, (i) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) on the part of the Buyer under the Debt Commitment Letter or, to the knowledge of the Buyer, any other party to the Debt Commitment Letter, and (ii) subject to the Company’s compliance with its obligations under this Agreement, the Buyer does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing or any other funds necessary to pay the Aggregate Merger Consideration and to make all other necessary payments by the Buyer in connection with the Merger, including the payment of all fees and expenses reasonably expected to be incurred by the Buyer in connection with the transactions contemplated by this Agreement, will not be available to the Buyer on the Closing Date.  As of the date hereof, the Debt Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation, according to its terms, of each of the Buyer and, to the Buyer’s knowledge, the other parties thereto, subject to the Bankruptcy and Equity Exception.  The Debt Commitment Letter has not been amended, restated or otherwise modified or waived on the part of the Buyer prior to the date of this Agreement, the respective commitments contained in the Debt Commitment Letter have not, to the knowledge of the Buyer, been withdrawn, modified or rescinded in any respect prior to the date of this Agreement, and the financing and other fees that are due and payable on or before the date of this Agreement under the Debt Commitment Letter have been paid in full.  Subject to the terms and conditions of the Debt Commitment Letter, the net funds contemplated to be received pursuant to the Debt Commitment Letter, together with other financial resources of the Buyer, including cash on hand on the Closing Date, will be sufficient to pay the Aggregate Merger Consideration and to make all other necessary payments by the Buyer in connection with the Merger, including the payment of all fees and expenses reasonably expected to be incurred by the Buyer, in connection the transactions contemplated by this Agreement.

4.7.          Solvency.  Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Buyer and the Surviving Corporation shall be able to pay their respective debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities).  Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Buyer and the Surviving Corporation shall have adequate capital to carry on their respective businesses.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer or the Surviving Corporation.

4.8.          No Other Information.  Each of the Buyer and the Transitory Subsidiary acknowledges and agrees that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article III of this Agreement. The representations and warranties set forth in Article III of this Agreement are made solely by the Company, and no Representative of the Company shall have any responsibility or liability related or with respect thereto, except in the case of fraud or intentional misrepresentation.

4.9.          Access to Information; Disclaimer.  Each of the Buyer and the Transitory Subsidiary acknowledges and agrees that it (a) has had an opportunity to discuss the business and affairs of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its Subsidiaries and (ii) the electronic dataroom maintained by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article III of this Agreement and that all other representations and warranties are specifically disclaimed.

ARTICLE V.

CONDUCT OF BUSINESS

5.1.          Covenants of the Company.  Except as expressly provided or permitted herein (including, for the avoidance of doubt, Sections 6.12 through 6.15), as set forth in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by the Buyer, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, use all commercially reasonable efforts to act and carry on its business in the Ordinary Course of Business.  Without limiting the generality of the foregoing, except as expressly provided or permitted herein (including, for the avoidance of doubt, Sections 6.12 through 6.15) or as set forth in Section 5.1 of the Company Disclosure Schedule, during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer:

(a)           (i)            declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than (A) dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent or (B) dividends paid in cash (but not in shares of Company Capital Stock) pursuant to the terms of that certain Certificate of Designations, Preferences and Rights of Series A Preferred Stock filed by the Company with the Secretary of State of the State of Delaware on November 9, 2004) (the details of such dividends are set forth on Section 5.1(a) of the Company Disclosure Statement), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of (A) Company Common Stock (1) in full or partial payment of the exercise price and any applicable Taxes pursuant to the exercise, vesting or settlement of Company Stock Options or Restricted Shares, (2) pursuant to the forfeiture of Company Stock Options or Restricted Shares, (3) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of services to the Company or any of its Subsidiaries (and with respect to which advance notice will be provided to the Buyer), or as otherwise provided for in this Agreement or (B) shares of Series A Preferred Stock redeemed pursuant to the terms of the Company’s Certificate of Incorporation as it exists as of the date hereof;

(b)           except as permitted by Section 5.1(j), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the conversion of shares of Series A Preferred Stock or the exercise of Company Stock Options granted under a Company Stock Plan or pursuant to the Company ESPP);

(c)           amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(d)           acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets outside of the Ordinary Course of Business, or any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the Ordinary Course of Business;

(e)           sell, lease, license, pledge, or otherwise dispose of or encumber any material properties or material assets of the Company or of any of its Subsidiaries other than in the Ordinary Course of Business;

(f)            adopt or implement any stockholder rights or similar plan or any other plan, arrangement or agreement which is intended to have, or may have, effects similar thereto;

(g)           (i)            incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than with prior written notice to the Buyer (A) in connection with the financing of trade receivables in the Ordinary Course of Business, (B) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business and (C) pursuant to existing credit facilities in the Ordinary Course of Business), (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person (other than the Company or any of its Subsidiaries) or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Company or any of its Subsidiaries, provided, however, that the Company may, in the Ordinary Course of Business, invest in SEC-registered money market funds and highly liquid debt securities with a maturity date of not more than 90 days, or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(h)           make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $100,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as set forth in the Company’s budget for capital expenditures previously made available to the Buyer or the specific capital expenditures disclosed in Section 3.7 of the Company Disclosure Schedule;

(i)            make any change in accounting methods, principles or practices, except insofar as may be required by a change in GAAP occurring after the date hereof and accompanied by prior written notice to the Buyer;

(j)            except as required to comply with applicable law, this Agreement or other agreements, plans or arrangements existing on the date hereof and disclosed to the Buyer and except for the payment of the annual bonuses and commissions to employees for the Company’s 2010 fiscal year set forth in Section 5.1(j)(i) of the Company Disclosure Schedule (and in each of the foregoing instances accompanied by prior written notice to the Buyer), (i) adopt, enter into, terminate or amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, agree to pay penalty or excise Taxes imposed on, or pay any bonus (excluding, for the avoidance of doubt, sales commissions paid in the Ordinary Course of Business) to, any director, officer or employee (except for annual increases of salaries in the Ordinary Course of Business pursuant to the policy set forth in Section 5.1(j)(ii) of the Company Disclosure Schedule) or (iii) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding Company Stock Options or Restricted Share awards, other than as contemplated by this Agreement;

(k)           acquire, lease or open any facility or office;

(l)            fail to make when due any filing with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(m)          pay, discharge or satisfy any material claim, material liability or material obligation (whether absolute, accrued, contingent or otherwise), other than in connection with (i) the payment, discharge or satisfaction of any such claim, liability or obligation in the Ordinary Course of Business, (ii) and with prior written notice to the Buyer, the settlement of claims that do not require a monetary payment in excess of $100,000 or contain material restrictions on the Company, any Subsidiary of the Company or any of their respective businesses, or (iii) claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Company Balance Sheet;

(n)           permit to be cancelled or terminated, without all commercially reasonable efforts to maintain coverage, or cancel or terminate any insurance policy maintained by it, or otherwise fail to maintain such insurance at not less than current levels;

(o)           (i)            modify or amend in any material respect or terminate any of the Company Material Contracts, other than in the Ordinary Course of Business (accompanied by prior written notice to the Buyer), (ii) expressly waive, release or assign any material rights or claims under any of the Company Material Contracts, other than in the Ordinary Course of Business (accompanied by prior written notice to the Buyer) or (iii) enter into any contract, agreement, instrument or any other arrangement (whether written or oral) which would be a Company Material Contract;

(p)           adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(q)           take any action with the knowledge that such action (i) could reasonably by expected to result in any of the conditions set forth in Article VII not being satisfied, or would make any representation or warranty in Article III inaccurate such that the condition set forth in Section 7.2(a) would not be satisfied at, or as of any time prior to, the Effective Time, or (ii) would materially impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(r)            except in the Ordinary Course of Business (accompanied by prior written notice to the Buyer), commence any litigation or other proceeding or seek a judicial order or decree or settle any litigation or other proceeding, it being understood that any settlement involving the payment by or on behalf of the Company or any Subsidiary in excess of $100,000 is not in the Ordinary Course of Business; or

(s)           authorize, agree in writing or otherwise commit to take any of the actions described in this Section 5.1.

5.2.          Confidentiality.  The parties acknowledge that the Buyer and the Company have previously executed a confidentiality agreement, dated as of January 8, 2010 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

5.3.          Conduct of Business by the Buyer and the Transitory Subsidiary Pending the Merger.  The Buyer and the Transitory Subsidiary agree that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement, they shall not, directly or indirectly, without the prior written consent of the Company, take or cause to be taken any action that could be expected to materially delay, impair or prevent the consummation of the transactions contemplated by this Agreement, or propose, or announce an intention or enter into any agreement to take any such action.

5.4.          Financing.

(a)           The Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions, in all material respects, described in the Debt Commitment Letter, including using its reasonable best efforts to (i) maintain in effect the Debt Commitment Letter, (ii) negotiate definitive agreements with respect to the Financing on terms and conditions, in all material respects, contemplated by the Debt Commitment Letter and execute and deliver to the Company a copy thereof concurrently with such execution, (iii) satisfy on a timely basis all conditions applicable to the Buyer in the Debt Commitment Letter that are within its control and comply with its obligations thereunder, (iv) enforce its rights under the Debt Commitment Letter in the event of a breach by the lenders or the other persons providing such Financing that would reasonably be expected to prevent, impede or delay the Closing, including seeking specific performance of the lenders or the other persons providing such Financing thereunder.  In the event that all conditions to the Debt Commitment Letter have been satisfied or, upon funding, will be satisfied, the Buyer shall use its reasonable best efforts to cause the lenders and the other persons providing such Financing to fund on the Closing Date the Financing (including by seeking specific performance to cause such lenders and the other persons who have committed to provide such Financing to fund such Financing).  The Buyer shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Debt Commitment Letter and/or substitute other debt or equity financing for all or any portion of the Financing from the same and/or alternative financing sources; provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Debt Commitment Letter that amends the Financing and/or substitution of all or any portion of the Financing (each, an “Alternative Financing”) shall not (A) expand upon the conditions precedent or contingencies to the Financing as set forth in the Debt Commitment Letter in any material way or (B) prevent, impede or delay, in any material respect, the consummation of the Merger and the other transactions contemplated by this Agreement.  The Buyer shall be permitted to reduce the amount of the Financing under the Debt Commitment Letter in its reasonable discretion; provided that the Buyer shall not reduce the Financing to an amount committed below the amount that is required to pay, together with other financial resources of the Buyer, including cash on hand on the Closing Date, the Aggregate Merger Consideration and to make all other necessary payments by the Buyer in connection with the Acquisition, including the payment of all fees and expenses reasonably expected to be incurred by the Buyer in connection with the transactions contemplated by this Agreement (the “Required Financing Amount”), and provided further that such reduction shall not (x) expand upon the conditions precedent or contingencies to the Financing as set forth in the Debt Commitment Letter in any material way or (y) prevent or impede or delay, in any material respect, the consummation of the Acquisition and the other transactions contemplated by this Agreement.  If any portion of the Financing becomes unavailable or the Buyer becomes aware of any event or circumstance that makes any portion of the Financing unavailable, in each case, according to the material terms and conditions contemplated in the Debt Commitment Letter and such portion is reasonably required to fund the Aggregate Merger Consideration, the Buyer shall use its reasonable best efforts to arrange and obtain one or more Alternative Financings in an amount greater than or equal to the Required Financing Amount as promptly as practicable following the occurrence of such event.  The Buyer shall give the Company prompt oral and written notice (but in any event not later than two (2) Business Days after the occurrence) of any material breach by any party to the Debt Commitment Letter or of any material condition not likely to be satisfied, in each case, of which the Buyer becomes aware, or any termination of the Debt Commitment Letter.  The Buyer shall keep the Company reasonably informed in all material respects of the status of its efforts to arrange the Financing.

(b)           The Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to cooperate with reasonable requests by the Buyer in its efforts to consummate the Financing or any Alternative Financing.

ARTICLE VI.

ADDITIONAL AGREEMENTS

6.1.          Solicitation Agreements.

(a)     Solicitation Period.  Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 pm (Eastern time) on the date that is thirty (30) calendar days from the date hereof (such date, the “No-Shop Start Date”), the Company and its Representatives may directly or indirectly: (i) initiate, solicit or encourage the submission of Acquisition Proposals from one or more persons, including by way of providing access to non-public information pursuant to the prior execution of a confidentiality agreement not materially less restrictive of the other party than the Confidentiality Agreement; provided, that the Company shall simultaneously provide to the Buyer any non-public information concerning the Company that is provided to any such person or its Representatives which was not previously provided to the Buyer; and (ii) participate in discussions or negotiations regarding, and take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to an Acquisition Proposal.

(b)           No Solicitation or Negotiation.  Subject to the provisions of this Section 6.1, following the No-Shop Start Date, the Company shall immediately cease or cause to be terminated any activities that would otherwise be a violation of the restrictions set forth in this subsection (b) conducted theretofore by the Company or its Representatives with respect to any Acquisition Proposal; provided, however that notwithstanding such restrictions the Company may continue discussions or negotiations with any person pursuant to and in accordance with this Section 6.1 that has made an Acquisition Proposal on or prior to the No-Shop Start Date if the Company’s Board of Directors determines in good faith (after consultation with outside counsel and financial advisors) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal.  Except as set forth in this Section 6.1, until the termination of this Agreement in accordance with the terms hereof (the “Specified Time”), none of the Company nor any of its Subsidiaries shall, and the Company shall use all commercially reasonable efforts to cause its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) not to, directly or indirectly:

(i)            solicit, initiate, seek, knowingly encourage, knowingly facilitate, knowingly support or respond to any inquiries or requests for any information with respect to, or the making, announcement or submission of, any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(ii)           engage, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, in response to an Acquisition Proposal that did not result from a breach of this Section 6.1, and subject to compliance with Section 6.1(c), the Company may (A) furnish information with respect to the Company to any person (and the Representatives of such person) making an Acquisition Proposal that the Company Board first determines in good faith (after consultation with outside counsel and its financial advisors) either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, pursuant to a confidentiality agreement not materially less restrictive of the other party than the Confidentiality Agreement and (B) engage in discussions or negotiations (including solicitation of a revised Acquisition Proposal) with such person and its Representatives regarding any such Acquisition Proposal, and amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock (a copy of which was provided to the Buyer prior to the execution of this Agreement).  The parties agree that any violation of the terms of this Section 6.1 by any of the Representatives shall be deemed to be a breach of this Section 6.1 by the Company and its Subsidiaries.

(c)           No Change in Recommendation or Alternative Acquisition Agreement.  Prior to the Specified Time, the Company Board shall not:

(i)            except as set forth in this Section 6.1, withhold, withdraw or modify, in a manner adverse to the Buyer or to the approval of the transactions contemplated by this Agreement, the approval or recommendation by the Company Board with respect to the Company Voting Proposal;

(ii)           cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Superior Proposal (other than a confidentiality agreement referred to in Sections 6.1(a) or 6.1(b) entered into in compliance with this Section 6.1); or

(iii)          except as set forth in this Section 6.1, adopt, approve or recommend any Acquisition  Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may withhold, withdraw or modify its recommendation with respect to the Company Voting Proposal or approve or recommend any Acquisition Proposal if the Company Board determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable law and

(A)                            the Company Stockholder Approval has not been obtained;

(B)                              the Company shall have provided two Business Days prior notice to the Buyer that the Company Board intends to effect a change to its recommendation with respect to the Company Voting Proposal, and detailing the manner in which it intends to do so; and

(C)                              the Company shall have complied in all material respects with the provisions of this Section 6.1.

Without limiting the foregoing, the Company Board may only withhold, withdraw or modify its recommendation with respect to the Company Voting Proposal in response to an Acquisition Proposal or approve or recommend any Acquisition Proposal other than the Merger and the transactions contemplated hereby if (x) such Acquisition Proposal has not been withdrawn and (y) the Buyer shall not have, within two Business Days of receipt of the notice referenced in clause (B) above, made an offer that the Company Board by a majority vote determines in its good faith judgment (after consultation with outside counsel and its financial advisors) to be at least as favorable to the stockholders of the Company as such Acquisition Proposal (including taking into account the termination fee payable by the Company pursuant to Section 8.3(b)), it being agreed that the Company Board shall convene a meeting to consider any such offer made by the Buyer promptly after the receipt thereof (and in any event prior to taking any of the actions set forth above in this subsection).

(d)           Notices to the Buyer.  The Company shall promptly (and in any event within one Business Day) advise the Buyer orally, with written confirmation to follow, of the Company’s receipt of any written Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal (including the material details relating to the financing thereof) and the identity of the person making any such Acquisition Proposal.  Additionally, the Company shall, contemporaneously with furnishing any information to such party, provide copies of all such information to the Buyer, to the extent such information has not been previously provided to the Buyer.

(e)           Certain Permitted Disclosure.  Nothing contained in this Section 6.1 or in Section 6.5 (or elsewhere in this Agreement) shall prohibit the Company, any of its Subsidiaries or the Company Board from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law; provided, however, in the case of an Acquisition Proposal, the Company Board shall not effect a change of its approval and recommendation with respect to the Company Voting Proposal, except in accordance with the applicable terms in this Section 6.1.

(f)            Definitions.  For purposes of this Agreement:

“Acquisition Proposal” means any bona fide written (i) proposal or offer for a merger, consolidation, dissolution, tender offer, recapitalization, share exchange or other business combination involving the Company (other than any such transaction (x) involving solely the Company and one or more of its Subsidiaries or (y) that, if consummated, would not result in any person or “group”, within the meaning of Section 13(d) of the Exchange Act, owning 20% or more of the outstanding equity securities of the Company, (ii) proposal for the issuance by the Company of its equity securities that, if consummated, would result in any person or “group”, within the meaning of Section 13(d) of the Exchange Act, owning 20% or more of the outstanding equity securities of the Company or (iii) proposal or offer to acquire in any manner

(including by virtue of the transfer of equity interests in one or more Subsidiaries of the  Company), directly or indirectly, 20% or more of the consolidated total assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any bona fide written Acquisition Proposal (except that, for purposes of this definition, references in the definition of “Acquisition Proposal” to “20% or more” shall be “more than 50%”) (i) on terms which the Company Board determines in its good faith judgment to be more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after consultation with outside counsel and its financial advisors), taking into account all the terms and conditions of such proposal and this Agreement (including any written proposal by the Buyer to amend the terms of this Agreement), including the termination fee payable by the Company pursuant to Section 8.3(b)) and (ii) that is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that any such offer shall be deemed not to be a Superior Proposal if it contains any financing condition or contingency, or where the financing required for the consummation of such offer is not committed, or if there is a general due diligence condition to the parties’ obligations to consummate the transaction.

6.2.          Proxy Statement.  As promptly as practicable after the execution of this Agreement, but in no event later than 20 days from such date, the Company, in cooperation with the Buyer (which shall include the Buyer having a reasonable opportunity to review the Proxy Statement in advance of filing and having the Company consider in good faith all of the Buyer’s reasonable comments and requests with respect to the content of the Proxy Statement) and subject to such cooperation by the Buyer, shall prepare and file with the SEC the Proxy Statement.  The Company shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments.  The Company shall notify the Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement.  The Company shall use all commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.  Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

6.3.          Nasdaq Quotation.  The Company agrees to use all commercially reasonable efforts to continue the quotation of the Company Common Stock on The Nasdaq Global Market during the term of this Agreement.

6.4.          Access to Information.  During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel and other representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, personnel and records as the Buyer shall reasonably request, provided, however, that the Company shall not be required to, nor shall the Company be required to cause its Subsidiaries to, afford access, or disclose any information, that in the good faith judgment of the Company would (i) result in the disclosure of any trade secrets of third parties, (ii) violate any obligation of the Company or any of its Subsidiaries with respect to confidentiality, (iii) jeopardize protections afforded the Company or any of its Subsidiaries under the attorney-client privilege or the attorney work product doctrine, or (iv) violate any applicable law, regulation, rule, judgment or order.  Any such information shall be treated in accordance with the Confidentiality Agreement.

6.5.          Stockholders Meeting.  The Company, acting through the Company Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and By-laws and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene, hold and conduct as promptly as practicable the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal.  Subject to Section 6.1, (a) the Company Board shall recommend adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement and (b) the Company Board shall not withhold, withdraw, qualify or modify, or publicly propose or resolve to withhold, withdraw, qualify or modify in a manner adverse to the Buyer or the consummation of the transactions contemplated by this Agreement, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal.  Subject to Section 6.1, the Company shall, in consultation with the Buyer, take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The Nasdaq Stock Market or the DGCL to obtain such approvals.  The Company shall consult with the Buyer regarding the date of the Company Meeting.  Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Buyer, may adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.  Until the termination of this Agreement pursuant to Article VIII, the Company’s obligation to call, give notice of, convene, hold and conduct the Company Meeting in accordance with this Section shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or Superior Proposal or by a change in the recommendation by the Company Board of its approval and adoption of the Company Voting Proposal.

6.6.          Legal Conditions to the Merger.

(a)           Subject to the terms hereof, including Section 6.1 and Section 6.6(b), the Company and the Buyer shall each use their respective reasonable best efforts to:

(i)            take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii)           as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii)          as promptly as practicable (and in no event later than 20 days from the date hereof in the case of the following clause (A) and 30 days from the date hereof in the case of the following clause (B)), make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law; and

(iv)          execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and the Buyer shall cooperate and coordinate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing, consulting as to the timing and process of the filings, and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith.  The Company and the Buyer shall each use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement.  For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b) or Section 6.6(c).

(b)           Subject to the terms hereof, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law (including pursuant to any “second request” issued by the Federal Trade Commission or the Antitrust Division of the United States Department of Justice or any comparable request by a foreign Governmental Entity), and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law.  The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.

(c)           The Buyer shall not, however, be obligated to hold separate or sell, divest or dispose of any of its assets, services or businesses or the assets, services or businesses of the Surviving Corporation after the Effective Time or otherwise be obligated to take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of such businesses, services or assets of the Buyer or the Surviving Corporation, in order to avoid the entry of, or to effect the dissolution of, any Antitrust Order, which would have the effect of preventing or delaying the Effective Time beyond the Outside Date

(d)           Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all commercially reasonable efforts to obtain each of the Required Consents and any other third party consents required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time, it being understood that neither the Company nor the Buyer shall be required to make any material payments in connection with the fulfillment of its obligations under this Section 6.6.  For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.6(d) shall modify or affect their respective rights and responsibilities under Section 6.6(b) or Section 6.6(c).  For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement.

6.7.          Public Disclosure.  Except as may be required by law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (b) the Buyer and the Company shall each use all commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.  The restrictions set forth in this Section 6.7 shall not apply to any Company communication regarding an Acquisition Proposal, or the withholding, withdrawal or modification of the approval or recommendation by the Company Board with respect to the Company Voting Proposal, in compliance with the terms of this Agreement.

6.8.          Indemnification.

(a)           From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee or agent of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL.  Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation, in a manner not inconsistent with the DGCL and the terms of the Surviving Corporation’s Certificate of Incorporation and By-laws as they exist on the date hereof, within thirty (30) days of receipt by the Surviving Corporation of a request therefor and upon receipt by the Surviving Corporation of an undertaking by such Indemnified Party to repay such advanced expenses if it shall be ultimately determined that such person is not entitled to be indemnified pursuant to this Section 6.8(a).

(b)           The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain, and Buyer shall cause the Certificate of Incorporation and By-laws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Certificate of Incorporation and By-laws of the Company.  The Buyer covenants and agrees that it shall not amend or modify the provisions of the Certificate of Incorporation or By-laws of the Surviving Corporation referred to in the foregoing sentence in any manner adverse to such directors and officers until the date that is six years from the Effective Date.

(c)           Subject to the next sentence, the Surviving Corporation shall maintain, and the Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of 300% of the last annual premium paid prior to the Effective Time (such 300%, the “Maximum Premium”).  If the Company’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Buyer shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance.  At the Company’s option, the Company may purchase prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring at or prior to the Effective Time, covering without limitation the transactions contemplated hereby. If such prepaid “tail policy” has been obtained by the Company prior to the Effective Time, the Buyer shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d)           The Buyer shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.8 in connection with a suit or proceeding brought by them, and in which they prevail, with respect to their enforcement of their rights provided in this Section 6.8.

(e)           The Buyer and the Transitory Subsidiary agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or any of its Subsidiaries as provided in their respective certificates of incorporation or by-laws shall survive the Merger and shall continue in full force and effect.   The provisions of the last sentence of Section 6.8(a) and the provisions of Section 6.8(c) are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute or by-law.  The provisions of this Section 6.8 shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.  The obligations set forth in this Section 6.8 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Party, or any person who is a beneficiary under the policies referred to in this Section 6.8 and their heirs and representatives, without the prior written consent of such affected Indemnified Person or other person.

(f)            If the Surviving Corporation (or the Buyer) or any of its successors or assigns shall (i) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation (or the Buyer) set forth in this Section 6.8.

(g)           Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to or in substitution for any such claims under such policies.

6.9.          Notification of Certain Matters.  During the Pre-Closing Period, the Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect and shall, as required, provide a supplement to the Buyer Disclosure Schedule or the Company Disclosure Schedule, as the case may be, with respect thereto, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.  The parties shall not be required to provide more than one (1) such supplement to the Buyer Disclosure Schedule or the Company Disclosure Schedule, as the case may be, during any 15 day period.  Notwithstanding the above, the delivery of any notice pursuant to this Section 6.9 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.10.        Exemption from Liability Under Section 16(b).  Prior to the Effective Time, the boards of directors of the Company, the Buyer and the Transitory Subsidiary shall take all steps as may be required to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Agent with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable law.

6.11.        Employee Benefits Transition.

(a)           Prior to the Closing Date, the Company shall: (i) take such actions as are necessary and appropriate to terminate the Company’s 401(k) Plan (the “401(k) Plan”) prior to the Closing Date, and (ii) provide to Buyer copies of the applicable instruments terminating the 401(k) Plan.

(b)           Following the Effective Time, the Buyer will give each employee of the Buyer or the Surviving Corporation or their respective Subsidiaries who was an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”) full credit for prior service with the Company or its Subsidiaries for purposes of: (a) eligibility and vesting, but not early retirement benefits, under any Buyer Employee Plans (as defined below); and (b) determination of benefit levels under any Buyer policy relating to vacation and paid leave, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits.  In addition, the Buyer shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Buyer.  For purposes of this Agreement, the term “Buyer Employee Plan” means Buyer’s 401(k) plan and each broad-based “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) of the Buyer covering substantially all regular, full-time employees of Buyer.

6.12.        Pre-Closing Restructuring.  To the extent reasonably requested by the Buyer, prior to the Closing, the Company shall transfer designated Company assets to newly formed subsidiaries (domestic or foreign).  All such transfers and the establishment of such subsidiaries, and in the event that the Closing does not occur, all costs and expenses of unwinding such transfers, shall be at the Buyer’s sole expense and the Buyer shall promptly reimburse the Company for any such expenses.  Without limiting the foregoing, the Buyer shall indemnify and hold harmless the Company from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by it in connection with the performance of its obligations under this Section 6.12.

6.13.        Loan Advancement to the Company from the Buyer.  The Buyer covenants and agrees that, at the Company’s request, it shall advance funds to the Company, in an amount not to exceed $10,000,000, pursuant to the terms and conditions set forth in the agreement therefor attached as Section 6.13 of the Company Disclosure Schedule (the “Stock Redemption Loan”).  The proceeds of the Stock Redemption Loan shall be advanced by the Buyer to the Company, pursuant to the provisions of the Loan Agreement, no later than one Business Day prior to the effective date of redemption by the Company of the Company Series A Preferred Stock, pursuant to the terms of the Certificate of Incorporation of the Company as it exists as of the date hereof.  The Company shall only use the proceeds of the Stock Redemption Loan for the redemption of shares of the Company Series A Preferred Stock, and, if no such redemption occurs in connection with an effective date for redemption (whether due to conversion of such shares of Company Series A Preferred Stock into shares of Company Common Stock or otherwise), then all amounts of the Stock Redemption Loan will be repaid to the Buyer according to the terms of the Loan agreement.  In no event shall the Company use any of such Stock Redemption Loan proceeds for any purpose whatsoever except as set forth in this Section 6.13.

6.14.        Redemption of Company Series A Preferred Stock.  The Company covenants and agrees that it shall send a redemption notice to all holders of shares of Company Series A Preferred Stock, pursuant to the terms of the Company’s Certificate of Incorporation as it exists as of the date hereof, calling for the redemption of all outstanding shares of Company Series A Preferred Stock and providing that such redemption shall be completed prior to the Closing Date.  The Company shall use all commercially reasonable efforts to complete such redemption prior to the Closing Date.  In the event that the holders of such preferred stock convert such preferred shares to shares of the Company Common Stock prior to the redemption, then the parties hereto agree that this covenant shall be fulfilled, so long as no shares of such preferred stock shall be outstanding as of the day prior to the Closing Date, pursuant to the remaining provisions of this Agreement related thereto.

ARTICLE VII.

CONDITIONS TO MERGER

7.1.          Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)           Stockholder Approval.  The Company Voting Proposal shall have been adopted at the Company Meeting, at which a quorum is present, by the Required Company Stockholder Vote.

(b)           HSR Act.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c)           Governmental Approvals.  Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur could reasonably be expected to have a Buyer Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions which could not reasonably be expected to have a Buyer Material Adverse Effect or a Company Material Adverse Effect.

(d)           Proxy Statement.  No order suspending the use of the Proxy Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff.

(e)           No Injunctions.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that a party may not assert that this condition has not been satisfied unless such party shall have used its reasonable best efforts to prevent the enforcement or entry of such order, executive order, stay, decree, judgment or injunction or statute, rule or regulation, including taking such action as is required to comply with Section 6.6, and to appeal as promptly as possible any order, executive order, stay, decree, judgment or injunction that may be issued.

7.2.          Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary.  The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary:

(a)           Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes specifically contemplated by this Agreement, and (iii) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualification contained therein), individually or in the aggregate, has not had a Company Material Adverse Effect.

(b)           Performance of Obligations of the Company.  The Company shall have performed or complied in all material respects with all agreements, covenants and obligations required to be performed by it under this Agreement on or prior to the Closing Date.

(c)           Company Material Adverse Effect.  No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(d)           Officer’s Certificate.  The Company shall have delivered to the Buyer a certificate, dated as of the Closing Date, signed by the chief executive officer or the chief financial officer of the Company, certifying to the satisfaction of the conditions specified in each of the above Sections 7.2(a) through 7.2(c).

(e)           Termination of Plans.  The Company shall have terminated the Company ESPP and the 401(k) Plan in accordance with Section 2.3(e) and Section 6.11(a), as applicable.

(f)            Company Series A Preferred Stock.  All shares of Company Series A Preferred Stock shall have been redeemed or shall have been converted into shares of the Company Common Stock pursuant to the terms of the Certificate of Incorporation of the Company as it exists on the date hereof, such that no shares of the Company Series A Preferred Stock shall be outstanding as of immediately prior to the Closing Date.

(g)           Use of Stock Redemption Loan Proceeds.  In the event that any amounts under the Stock Redemption Loan have been advanced to the Company by the Buyer, the Company shall have used such Stock Redemption Loan proceeds only to redeem shares of the Company Series A Preferred Stock, and all advanced Stock Redemption Loan amounts not used for such purpose (up to the entire advanced amount) shall, immediately after the effective date of any such Company Series A Preferred Stock redemption, have been returned to the Buyer pursuant to the terms of the Stock Redemption Loan documents.

7.3.          Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, either of which may be waived, in writing, exclusively by the Company:

(a)           Representations and Warranties.  The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement, and (iii) where the failure to be true and correct (without regard to any materiality or Buyer Material Adverse Effect qualification contained therein), individually or in the aggregate, has not had a Buyer Material Adverse Effect.

(b)           Performance of Obligations of the Buyer and the Transitory Subsidiary.  The Buyer and the Transitory Subsidiary shall have performed or complied in all material respects with all agreements, covenants and obligations required to be performed by them under this Agreement on or prior to the Closing Date.

(c)           Buyer Material Adverse Effect.  No Buyer Material Adverse Effect shall have occurred since the date of this Agreement.

(d)           Officer’s Certificate.  The Buyer shall have delivered to the Company a certificate, dated as of the Closing Date, signed by the chief executive officer or the chief financial officer of the Buyer, certifying to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c).

7.4.          Frustration of Closing Conditions.  None of the Company, the Buyer or the Transitory Subsidiary may rely on the failure of any condition set forth in Section 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Section 6.6.

ARTICLE VIII.

TERMINATION AND AMENDMENT

8.1.          Termination.  This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after approval of this Agreement by the stockholders of the Company:

(a)           by mutual written consent of the Buyer, the Transitory Subsidiary and the Company; or

(b)           by either the Buyer and the Transitory Subsidiary or the Company if the Merger shall not have been consummated by November 15, 2010 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose breach of or failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

(c)           by either the Buyer and the Transitory Subsidiary or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in such order, decree, ruling or other action); or

(d)           by either the Buyer and the Transitory Subsidiary or the Company if at the Company Meeting at which a vote on the Company Voting Proposal is taken, the Required Company Stockholder Vote in favor of the Company Voting Proposal shall not have been obtained; or

(e)           by the Buyer and the Transitory Subsidiary, if: (i) the Company Board shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withdrawn, qualified or modified its recommendation of the Company Voting Proposal in a manner adverse to the Buyer or the consummation of the transactions provided for in this Agreement; (ii) the Company Board shall have approved, endorsed or recommended to the stockholders of the Company a Superior Proposal (other than the Merger); or (iii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend against acceptance of such offer and reiterate its recommendation of the Company Voting Proposal with respect to this Agreement and the transactions contemplated hereby; or

(f)            by the Company, if the Company Board, pursuant to and in compliance with Section 6.1, shall have approved or recommended to the stockholders of the Company any Superior Proposal; provided, however, that the Company shall give the Buyer notice of its intent to terminate this Agreement pursuant to this Section 8.1(f) no less than two (2) Business Days prior to so terminating; or

(g)           by the Buyer and the Transitory Subsidiary, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause a condition set forth in Section 7.2 not to be satisfied, and (ii) shall not have been cured, or is not capable of being cured, within 20 days following receipt by the Company of written notice of such breach or failure to perform from the Buyer (or, if earlier, the Outside Date); or

(h)           by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3 not to be satisfied, and (ii) shall not have been cured, or is not capable of being cured, within 20 days following receipt by the Buyer of written notice of such breach or failure to perform from the Company (or, if earlier, the Outside Date); or

(i)            by the Company, if all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) and the Company has notified the Buyer in writing that the Company is ready and willing to consummate the transactions contemplated by this Agreement (subject to the satisfaction of all of the conditions set forth in Sections 7.1 and 7.3), and the Buyer and the Transitory Subsidiary fail to consummate the transactions contemplated by this Agreement within five (5) Business Days following the Company’s delivery of such notice (for the avoidance of doubt, it being understood that in accordance with the proviso to Section 8.1(b), during such period of five (5) Business Days following delivery of such notice, the Buyer shall not be entitled to terminate this Agreement pursuant to Section 8.1(b)); or

(j)            by the Buyer and the Transitory Subsidiary, if all of the conditions set forth in Sections 7.1 and 7.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) and the Buyer has notified the Company in writing that the Buyer is ready and willing to consummate the transactions contemplated by this Agreement (subject to the satisfaction of all of the conditions set forth in Sections 7.1 and 7.2), and the Company fails to consummate the transactions contemplated by this Agreement within five (5) Business Days following the Buyer’s delivery of such notice (for the avoidance of doubt, it being understood that in accordance with the proviso to Section 8.1(b), during such period of five (5) Business Days following delivery of such notice, the Company shall not be entitled to terminate this Agreement pursuant to Section 8.1(b)).

8.2.          Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates; provided that (a) subject to Section 8.3(c), no such termination shall relieve any party from liability for any willful pre-termination breach of this Agreement and (b) the provisions of Sections 5.2 (Confidentiality), 6.12 (Pre-Closing Restructuring) and 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.  Nothing shall limit or prevent any party from exercising any rights or remedies it may have under Section 9.10 hereof in lieu of terminating this Agreement pursuant to Section 8.1.

8.3.          Fees and Expenses.

(a)           Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that the Company and the Buyer shall (i) share equally the $45,000 filing fee payable in connection with the filings required under the HSR Act, and (ii) in the event that this Agreement is terminated (except in any case where the Buyer receives a termination fee as provided in Section 8.3(b) below), the Buyer shall reimburse the Company for one-half of all reasonably documented fees and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Proxy Statement (including any related preliminary materials) and any amendments or supplements thereto.

(b)           The Company shall pay the Buyer a termination fee in an amount equal to four percent (4%) of the Maximum Acquisition Price in the event of the termination of this Agreement pursuant to Section 8.1(e) or Section 8.1(f); provided, however, in the event that such a termination is in connection with a Superior Proposal which has met all of the terms set forth in Section 6.1 and which arises from an Acquisition Proposal first proposed to the Company after the date hereof and prior to the No-Shop Start Date, and where the Company and the party making such Superior Proposal entered into a confidentiality agreement meeting the provisions of Section 6.1(a) after the date hereof and prior to the No-Shop Start Date, then, under such a circumstance, the termination fee payable to the Buyer by the Company shall be equal to two percent (2%) of the Maximum Acquisition Price.  In the event that the Buyer shall receive full payment pursuant to this Section 8.3(b), the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Buyer, the Transitory Subsidiary, any of their respective Affiliates or any other person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Buyer, the Transitory Subsidiary, any of their respective Affiliates or any other person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.  Any fee due under this Section 8.3(b) shall be paid to the Buyer by wire transfer of same-day funds within two Business Days after the date of termination of this Agreement.

(c)           The Buyer shall pay the Company a termination fee of $10,000,000 in the event of the termination of this Agreement pursuant to Section 8.1(i) following any assertion by the Buyer or Transitory Subsidiary that a Financing Disruption shall have occurred.  In such event if Company receives full payment pursuant to this Section 8.3(c), the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company, any of its Affiliates or any other person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company, any of their respective Affiliates or any other person (including by or on behalf of the shareholders of the Company) shall be entitled to bring or maintain any other claim, action or proceeding against the Buyer, the Transitory Subsidiary or any of their respective Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.  Any fee due under this Section 8.3(c) shall be paid to the Company by wire transfer of same-day funds within two (2) Business Days after the date of termination of this Agreement.  Notwithstanding anything to the contrary, if a court of competent jurisdiction has ordered the Buyer or the Transitory Subsidiary to pay a termination fee pursuant to this Section 8.3(c), the Company shall not be entitled to enforce such order if (x) the Buyer delivers to the Company, within three (3) Business Days following the issuance of such order, a notice electing to consummate the Closing in accordance with Article II of this Agreement and (y) the Closing occurs within two (2) Business Days following the delivery of such notice.  In the event that the Buyer has advanced funds to the Company pursuant to the Stock Redemption Loan either the Buyer or the Company may elect to offset outstanding amounts under the Stock Redemption Loan against any termination fee to be paid pursuant to this Section 8.3(c).

(d)           For purposes of this Agreement:

(i)            “Financing Disruption” shall exist, at any time, if: (i) none of the Money Center Banks have provided any loan commitments in a principal amount of more than $75,000,000 for acquisition financings in the U.S. during the period of 15 consecutive Business Days prior to such time; (ii) proceeds from the Financing or any Alternative Financing are not reasonably available at such time; and (iii) the Buyer has complied in all material respects with its obligations under Section 5.4; and

(ii)           “Money Center Banks” means Bank of America, N.A., Barclays Bank PLC, Citibank, N.A., Credit Suisse, Goldman Sachs Credit Partners L.P., HSBC Bank USA, National Association, JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc., The Royal Bank of Scotland plc, Wells Fargo Bank, National Association, and their respective Affiliates.

(e)           The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.  Except as provided in Sections 8.3(b) and 8.3(c), payment of the fees and expenses described in this Section 8.3 shall not be in lieu of liability for damages incurred in the event of a breach of this Agreement described in Section 8.2(a), but otherwise shall constitute the sole and exclusive remedy of the parties in connection with any termination of this Agreement.

8.4.          Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5.          Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, or otherwise affect any other right under this Agreement, as the case may be, other than that which is specified in the extension or waiver.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX.

MISCELLANEOUS

9.1.          Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 6.8 and 6.11(b) and Article IX.

9.2.          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile (with copy followed by notice given pursuant to either of (i) or (ii) above), in each case to the intended recipient as set forth below:

(a)           if to the Buyer or the Transitory Subsidiary, to

Merit Medical Systems, Inc.

Attention: Fred Lampropoulos

1600 West Merit Parkway

South Jordan, UT 84095

Facsimile: 801-253-1688

with a copy to:

Merit Medical Systems, Inc.

Attention: Rashelle Perry

1600 West Merit Parkway

South Jordan, UT 84095

Facsimile: 801-208-4302

with a copy to:

Parr Brown Gee & Loveless, PC
185 S. State St., Suite 800
Salt Lake City, UT  84111
Attn:  Scott W. Loveless
Telecopy:  (801) 532-7750

(b)           if to the Company, to

BioSphere Medical, Inc.

1050 Hingham Street

Rockland, MA 02370

Attn: Richard J. Faleschini

President and Chief Executive Officer

Telecopy:  (781) 982-3028

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA  02109
Attn:  Jay E. Bothwick
Telecopy:  (617) 526-5000

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3.          Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement.  Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4.          No Third Party Beneficiaries.  Except (a) as provided in Sections 2.1 and 2.2 (with respect to which holders of Company Capital Stock shall be third party beneficiaries), and (b) as provided in Section 6.8 (with respect to which the Indemnified Parties shall be third party beneficiaries) this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.5.          Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6.          Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7.          Counterparts and Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile or other electronic transmission (including delivery through electronic mail).

9.8.          Interpretation.  When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated.  The table of contents, table of defined terms and headings contained in this

Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Whenever the words “herein,” “hereby” or “hereof” (or similar terms) are used in this Agreement, they shall be deemed to be referring to all of the provisions of this Agreement as a whole, and not to any particular section, article or provision unless the context clearly intends otherwise.  No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9.          Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10.        Remedies.

(a)           Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b)           The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages.  Accordingly, the parties hereto acknowledge and agree that in the event of any breach or threatened breach by the Company, on the one hand, or the Buyer and/or the Transitory Subsidiary, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and the Buyer and the Transitory Subsidiary, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement.

9.11.        Submission to Jurisdiction.  Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2.  Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.12.        Disclosure Schedules.  The Company Disclosure Schedule and the Buyer Disclosure Schedule shall each be arranged in Sections corresponding to the numbered Sections contained in Article III, in the case of the Company Disclosure Schedule, or Article IV, in the case of the Buyer Disclosure Schedule, and the disclosure in any Section shall qualify (a) the corresponding Section in Article III or Article IV, as the case may be, and (b) the other Sections in Article III or Article IV, as the case may be, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Sections.  The inclusion of any information in the Company Disclosure Schedule or the Buyer Disclosure Schedule, or in any update thereto, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or a Buyer Material Adverse Effect, or is outside the Ordinary Course of Business.

9.13.        Company’s Knowledge.  For purposes of this Agreement, the term “Company’s Knowledge,” “to the Knowledge of the Company,” “the Company has no Knowledge” or phrases of similar import means the actual knowledge, and such additional knowledge as such persons would be expected to have in the course of performing the duties of their positions in a reasonably responsible manner, of the individuals identified in Section 9.13 of the Company Disclosure Schedule.

9.14.        Attorney’s Fees.  If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorney’s fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

9.15.        Waiver of Jury Trial.  EACH OF THE COMPANY, THE BUYER AND THE TRANSITORY SUBSIDIARY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE COMPANY, THE BUYER OR THE TRANSITORY SUBSIDIARY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

MERIT MEDICAL SYSTEMS, INC.

By:	/s/ Fred Lampropoulos

Name:	Fred Lampropoulos

Title:	Chief Executive Officer

MERIT BIOACQUISITION CO.

By:	/s/ Fred Lampropoulos

Name:	Fred Lampropoulos

Title:	Chief Executive Officer

BIOSPHERE MEDICAL, INC.

By:	/s/ Martin J. Joyce

Name:	Martin J. Joyce

Title:	Chief Financial Officer